AN OFFERING CIRCULAR PURSUANT TO THE REQUIREMENTS OF REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Offering Circular Date: October 7, 2024

OFFERING CIRCULAR

for

CONCREIT SERIES LLC

a Delaware limited liability company

Sponsored by Concreit Inc.

1201 3rd Ave., Suite 2200

Seattle, Washington 98101

206-607-6080
www.concreit.com

Best Efforts Offering of Series Membership Interests

CONCREIT SERIES LLC is a Delaware series limited liability company, and together with all of its series (collectively, “Concreit”), is offering (the “Offering”) by means of this offering circular (the “Offering Circular”), limited liability company membership interests in a series (“Membership Interests”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below). All of Concreit’s Series being offered may collectively be referred to in this Offering Circular as the “Series” and each, individually, as a “Series.” The collective Membership Interests of all Series may be referred to in this Offering Circular as the “Membership Interests” and for each Series, individually, as “Membership Interests” and the offerings of Membership Interests may collectively be referred to in this Offering Circular as the “Offering” and individually, as a “Series Offering” for each particular Series.

For purposes of clarity, this Offering Circular is intended to act as a Master Offering Circular for each Series. Defined terms set forth above are intended to describe the Offering in the aggregate but also intended to describe the Offering as it pertains to each Series.

Concreit is organized as a series limited liability company and intends to conduct a Series Offering of Membership Interests to acquire, manage, value-add, develop, construct, lease, and/or sell real properties located throughout the United States (each, a “Property,” and collectively, “Properties”). Each Series intends to acquire Property prior to the commencement or Closing, as defined below, of that Series Offering. Each Series will be established for the purpose of owning a single Property, and generally intends to acquire the Series Property prior to the commencement or closing of that Series Offering. The offer and sale of Membership Interests for each Series shall be made pursuant to an offering statement or post-qualification amendment, as applicable, which shall provide information relating to the Series Property such as the description and specifications of the Series Property, the acquisition price, and other relevant terms of the purchase of the Series Property (the “Series Offering Statement Offering Statement”). An offering statement or post qualification amendment, as applicable, will be filed to register each separate Series being offered and provide disclosure about each Property relating to a Series being offered, including financial information. Each Series will own a single Property and have a separate Closing, its own profit and loss allocation, fees, and expenses. The Manager intends for each Series to elect and qualify to be taxed as a separate real estate investment trust, or “REIT”, for U.S. federal income tax purposes, commencing with the taxable year ending after the completion of each Series Offering. There are substantial benefits in establishing a REIT, as set forth below. (See “Terms of the Offering” below). Establishing and maintaining a REIT involves additional risks, including tax and investment risks, which will be detailed later in this Offering Circular. (See “Income Tax Considerations” and “Risk Factors” below).

Concreit will be managed by CONCREIT INC., a Delaware corporation (“Manager”). The Manager shall generally be responsible for the marketing and management of each Series, and the identification, evaluation, and acquisition of each Series Property. A Series Property will generally be purchased first by Concreit Properties LLC, a Delaware limited liability company and an Affiliate of the Manager (“Concreit Properties”) or an Affiliate, and the Series Property shall thereafter be sold to the particular Series, as determined by the Manager. The Manager and/or Affiliates will receive compensation for its management services, which may include property management fees and real estate commissions as further described below. (See “Management Compensation” section). The Manager reserves the right to waive, assign, and/or defer any fees or reimbursements due to the Manger, in its sole discretion.

Prospective investors (“Investors”) who execute a subscription agreement (“Subscription Agreement”) to invest in a Series will become a Member of that Series (a “Member”) once the Manager deposits the Investor’s investment into the Series’ operating account and subject to terms and conditions in the Offering Circular and Subscription Agreement. An investment in a Series is subject to restrictions on withdrawal (See “Summary of the Offering – Withdrawals/Redemption” below). The Manager will receive compensation and income from the Series and is subject to certain conflicts of interest. (See “Risk Factors,” “Manager’s Compensation” and “Conflicts of Interest” below). There are material income tax risks associated with investing in Concreit that prospective Investors should consider. (See “Income Tax Considerations” below).

We are offering on a best efforts, no offering minimum basis, the limited liability company membership interests (the “Investor Shares”) of each of the series of our company with a status of “Open” as set forth in the “Series Offering Table.”

Concreit intends to offer the Membership Interests of each Series of the Company described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). Each series offering will begin within two calendar days (the “Effective Date”) after the qualification date of the offering statement associated with this offering circular and will conclude no later than the second anniversary of that qualification date. Active sales of series interests may occur intermittently throughout the offering period.

There will be separate closings for each series offering. The initial closing of a series will occur at the earliest of the following: (i) when subscriptions for the maximum number of interests in the series have been accepted, (ii) a date chosen at the manager’s discretion, or (iii) one week prior to the date that is three months after the commencement of the series offering. Following the initial closing, any additional closings will take place at the earliest of: (i) when subscriptions for the maximum number of interests in the series have been accepted, (ii) a date determined at the manager’s discretion, or (iii) three months after the previous closing for that series offering. The manager will either accept or reject a fully executed subscription agreement from an investor within 15 days of receipt for any series offering.

If an initial closing has not occurred, the series offering will terminate at the earliest of: (i) one week before three months from the offering’s start date, or (ii) a date chosen at the manager’s sole discretion. No securities are being offered by existing security holders.

The funds received in exchange for Investor Shares, shall be held in an account maintained by a regulated financial institution. All funds received by the financial institution shall be held only in a non-interest-bearing bank account. Upon Closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “Estimated Use of Proceeds” in this Offering Circular.

The Company is currently not registered as an investment company and intends to avoid becoming subject to the Investment Company Act of 1940. Accordingly, the Members shall not receive the protections that they would otherwise receive if the Company was registered as an investment company. Please see the risk factors in page 32 “Risk Factors – Investment Risks” below.

The Offering price is arbitrary and does not bear any relationship to the value of the assets of Concreit. Concreit does not currently have plans to list any Membership Interests on any securities market. Investing in the Membership Interests involves risk, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an investor should consider prior to purchasing any Membership Interests.

Generally, no sale may be made in this Offering if the aggregate purchase price paid is more than Ten Percent (10%) of the greater of the investor’s annual income or net worth based upon the representation as set forth in the Subscription Agreement. Different rules apply to accredited investors and non-natural persons. Before making any representation that the investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(c) of Regulation

A.	For general information on investing, Investors are encouraged to refer to www.investor.gov.

The Manager will receive compensation and income from Concreit and is subject to certain conflicts of interest. (See “Risk Factors”, “Manager’s Compensation” and “Conflicts of Interest” below). Investing in the Membership Interests is speculative and involves substantial risks. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below). There are material income tax risks associated with investing in Concreit that prospective investors should consider. (See “Income Tax Considerations” below).

As of the date of this Offering Circular, Concreit has not engaged a transfer agent, and does not intend to engage a transfer agent until such time as Concreit is required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as applicable, or the Exchange Act.

The Offering is being conducted on a “best-efforts” basis, which means the principals and officers of Concreit will use commercially reasonable best efforts in an attempt to sell the Membership Interests. Such officers will not receive any commission or any other remuneration for these sales.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT

THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW).

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION. THIS OFFERING CIRCULAR CONTAINS INFORMATION AND DISCLOSURES IN ACCORDANCE TO THE FORMAT SET FORTH IN SEC FORM S-11.

GENERALLY, NO SALE MAY BE MADE TO INVESTORS IF THE AGGREGATE PURCHASE PRICE BY INVESTORS EXCEEDS SEVENTY-FIVE MILLION DOLLARS ($75,000,000) ANNUALLY, PURSUANT TO THE TERMS OF RULE 251 OF REGULATION A TIER II SET FORTH UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE SERIES IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SERIES OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE SERIES AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR THE MEMBERSHIP INTERESTS. THE PURCHASE OF MEMBERSHIP INTERESTS BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED. INCOME EARNED BY QUALIFIED PLANS AS A RESULT OF AN INVESTMENT IN THE SERIES MAY BE SUBJECT TO FEDERAL INCOME TAXES, EVEN THOUGH SUCH PLANS ARE OTHERWISE TAX EXEMPT. (SEE “INCOME TAX CONSIDERATIONS” AND “ERISA CONSIDERATIONS.”)

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE SERIES. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS

REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE SERIES PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE SERIES INTENDS TO OFFER THE MEMBERSHIP INTERESTS DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). PURSUANT TO RULE 251(D)(3)(I)(F), THE SERIES INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE SERIES REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE.

ANY REMAINING SECURITIES THAT ARE NOT SOLD IN THIS OFFERING SHALL BE INCORPORATED INTO A FUTURE OFFERING CIRCULAR AFTER TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE TO “INCLUDE AS PART OF SUCH NEW OFFERING CIRCULAR ANY UNSOLD SECURITIES COVERED BY THE EARLIER OFFERING CIRCULAR BY IDENTIFYING ON THE COVER PAGE OF THE NEW OFFERING CIRCULAR OF THE LATEST AMENDMENT, THE AMOUNT OF SUCH UNSOLD SECURITIES BEING INCLUDED.”

FOR RESIDENTS OF ALL STATES. THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN ANY PARTICULAR STATE. THIS OFFERING CIRCULAR MAY BE SUPPLEMENTED BY ADDITIONAL STATE LEGENDS. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE ADVISED TO CONTACT THE SERIES FOR A CURRENT LIST OF STATES IN WHICH OFFERS OR SALES MAY BE LAWFULLY MADE. AN INVESTMENT IN THIS OFFERING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF FINANCIAL RISK. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER ALL OF THE RISK FACTORS DESCRIBED BELOW.

UNITED STATES TERRITORIES AND POSSESSIONS. THESE SECURITIES ARE NOT AUTHORIZED FOR OFFERING OR SALE IN ANY TERRITORY OR POSSESSION OF THE UNITED STATES IN LIEU OF APPLICABLE SECURITIES LAWS TO THE CONTRARY. SECURITIES AND/OR CAPITAL GUARDIANSHIPS ARE NOT AUTHORIZED FOR SALE IN SUCH TERRITORIES OR POSSESSIONS.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

The Membership Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Act). As a Tier 2 Offering pursuant to Regulation A under the Act, this Offering is exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Membership Interests offered hereby are offered and sold only to “qualified purchasers” or at a time when the Membership Interests are listed on a national securities exchange, if at all.

“Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other non-accredited Investors so long as their investment in the Membership Interests does not represent more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth (excluding the value of the Investor’s primary residence and any loans secured by the residence (up to the value of the residence)), or Ten Percent (10% ) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Membership Interests are offered hereby and sold to Investors that fall within both categories of “qualified purchasers” (i.e., Accredited Investors and non-accredited Investors whose investment in the Membership Interests does not represent more than Ten Percent (10%) of the applicable amount). Accordingly, Concreit reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if Concreit determines in its sole and absolute discretion that such Investor is not a “qualified purchaser” for purposes of Regulation A.

For purposes of determining whether a potential Investor is a “Qualified purchaser” (who is not an Accredited Investor), annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an Investor’s home, home furnishings and automobiles.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipated,” “projected”, “forecasted”, “estimated”, “prospective”, “believes,” “expects,” “plans” “future” “intends,”, “should,” “can”, “could”, “might”, “potential,” “continue,” “may,” “will,” and similar expressions to identify these forward-looking statements. Investors should not place undue reliance on these forward- looking statements, which may apply only as of the date of this Offering Circular.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Liability Company Operating Agreement of Concreit (the “Operating Agreement”), a copy of which is attached hereto as Exhibit A-2, should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail and control, and no Investor should rely on any reference herein to the Certificate of Formation or Operating Agreement without consulting the actual underlying documents.

THE SERIES AND ITS BUSINESS	Concreit Series LLC is a series Delaware limited liability company located at 1201 3rd Ave., Suite 2200, Seattle, Washington 98101. Concreit is offering by means of this Offering Circular Membership Interests in a Series on a “best efforts” basis to qualified Investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below). Concreit has been organized as a series limited liability company to acquire, value-add, rehabilitate, develop, construct, rent, sell Properties throughout the United States through separate and distinct Series.
MANAGEMENT	Concreit will be managed by CONCREIT INC., a Delaware corporation, whose office is also located at 1201 3rd Ave., Suite 2200, Seattle, Washington, 98101.

THE OFFERING

We are offering the maximum number of interest for each Series listed as “Open” in the “Series Offering Table”, at a price per interest indicated in that table. Series Offering amount will be described in further detail in the Series Offering Statement, and may vary depending on the Property identified for the Series (the “Maximum Series Offering Amount”). The minimum investment amount per Investor is One Hundred Dollars ($100) (“Minimum Investment Amount”); provided, however, that the Manager reserves the right to accept subscriptions in lower or higher amounts.

Notwithstanding the foregoing, Concreit reserves the right to increase the Maximum Offering Amount in its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

MEMBERSHIP INTERESTS	Membership Interests represent an investment solely in a particular Series, and do not constitute an investment in Concreit as a whole. As such, Membership Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.
SERIES OFFERING AND CLOSINGS

Each Series shall have a separate Closing (as defined below) with respect to the Series Offering, which shall be described in further detail in its Series Offering Statement.

A Series will raise capital for a period of One (1) year (the “Raise Period”). The Manager may, in its discretion, extend the Raise Period for an additional Six (6) months or until the Maximum Series Offering Amount has been raised. There will be separate closings (“Closing”) for each series offering. The initial closing of a series will occur at the earliest of the following: (i) when subscriptions for the maximum number of interests in the series have been accepted, (ii) a date chosen at the manager’s discretion, or (iii) one week prior to the date that is three months after the commencement of the series offering. Following the initial closing, any additional closings will take place at the earliest of: (i) when subscriptions for the maximum number of interests in the series have been accepted, (ii) a date determined at the manager’s discretion, or (iii) three months after the previous closing for that series offering. The manager will either accept or reject a fully executed subscription agreement from an investor within 15 days of receipt for any series offering.

Subject to cash availability, the Series will deploy capital in order to acquire, manage, value-add, develop, construct, and/or lease the Property identified in the Series Offering Statement which period shall be referred to as the “Investment Period.”

The Investment Period for a Series will generally end on the second anniversary of the Closing. At its discretion, the Manager may extend the Investment Period for One (1) additional year. The Raise Period and the Investment Period may overlap for some period of time in each Series.

DISSOLUTION

Properties are currently anticipated to be held for a period of Five (5) to Seven (7) years, and each Series shall generally begin the dissolution and wind up of its business activities, including the sale of the Series Property, Three (3) years after the end of the Investment Period (including any extensions, as applicable), subject to market conditions and the Property’s performance and status, as determined by the Manager. At such time, the Manager will proceed to wind up the affairs of the Series in accordance with the Operating Agreement.

Notwithstanding the foregoing, a Series shall remain in existence until the earlier of the following: (i) dissolution of Concreit, (ii) the Manager’s election begin the winding up an dissolution of such Series; or (iii) the withdrawal or resignation of the Manager, unless a new manager is appointed pursuant to the terms of the Operating Agreement.

Concreit presently intends to begin dissolution upon the dissolution of the last remaining Series.

VOTING RIGHTS	Members will have substantially limited control, voting rights or involvement in the business, affairs or governance of Concreit.
COMPENSATION TO MANAGER	The Manager and its affiliates will receive fees for managing Concreit. (See “Manager’s Compensation” below).
PRIOR EXPERIENCE	The Manager has prior experience in real estate, mortgage industry and securities transactions. (See “The Manager” below).
CAPITALIZATION	Concreit’s Membership Agreement does not restrict the number of Membership Interests that Concreit may issue. Concreit shall limit the aggregate Offering to $75,000,000 in any Twelve (12) month period, subject to qualification by the SEC of a post-qualification amendment. Concreit may, at its sole and absolute discretion, at any time during the period of the Offering, increase or decrease the Minimum Investment Amount and/or the Maximum Offering Amount.
INVESTOR SUITABILITY STANDARDS

Membership Interests are offered to “Qualified purchasers”. “Qualified purchasers” include: (i) “accredited investors”, as defined under Rule 501(a) of Regulation D and (ii) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation

A. Each Investor must execute a Subscription Agreement making certain representations and warranties to Concreit, including, but not limited to, such purchaser’s qualifications as an “Accredited Investor”, or as a non-accredited investor who meets the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. (See “Investor Suitability” below).

LIMITATIONS ON INVESTMENT AMOUNT	This Offering is open to all Accredited and non-Accredited investors. Generally, no sale may be made to any non-Accredited Investors in this Offering if the aggregate purchase price purchased by the Investor is more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth. Different rules apply to accredited investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Membership Interests. (See “Investor Suitability” below).
COMMISSIONS FOR SELLING MEMBERSHIP INTERESTS	Concreit has entered into an agreement with Cultivate Capital, which will serve as our agent for solicitation and as the broker executing transactions related to our series offerings. Cultivate Capital, a broker- dealer registered with the Commission, will also be registered in every state where our series offerings are to be launched, and this will be done before the initiation of each offering. Cultivate Capital will also register with any other necessary regulatory bodies to facilitate the execution of sales transactions and provide associated services for our series offerings. Cultivate Capital holds memberships with both the Financial Industry Regulatory Authority, Inc. (FINRA), and the Securities Investor Protection Corporation (SIPC).
RECOVERY OF DEFERRED COMPENSATION	If the Manager or Servicer defers or assigns to Concreit any of their respective compensation, the Manager and/or Servicer may elect, in the sole and absolute discretion of the Manager, to recover the same at a later time within the same calendar year only. Notwithstanding the foregoing, the Manager and/or Servicer have no obligation to waive, defer, or assign to Concreit any portion of such compensation at any time.
LEVERAGING THE PORTFOLIO	Concreit may borrow funds from third-party lenders, investors, and/or financial institutions to fund its operations and/or acquire Properties. Such financing would be secured by the assets held by a Series and Concreit’s portfolio. In order to obtain such additional capital, Concreit may assign part or its entire asset portfolio to the lender or investor. Such a transaction involves certain elements of risk and also entails possible adverse tax consequences as detailed later in this Offering Circular. The terms and conditions of any credit obtained by Concreit shall be negotiated by the Manager in its sole and absolute discretion. In addition, any debt incurred by Concreit will be senior in payment to the Members. (See “Risk Factors” below).

RETURN OF CAPITAL	The Manager reserves the right to return part or all of the Member’s capital investment to the Member at any time during the investment and to expel any Member for cause. (See “Summary of the Operating Agreement – Redemption Policy and Other Events of Disassociation” below).
CAPITAL EXPENDITURE RESERVE	Each Series intends to maintain a capital expenditure reserve (“Capital Expenditure Reserve”). The Capital Expenditure Reserve will be evaluated and established on a case-by-case basis at the sole and absolute discretion of the Manager. The Capital Expenditure Reserve is intended to temporarily protect Members from potential unrecoverable losses from the business and operating activities of the Series. Depending on reserve overages and the weighted risk levels of the portfolio, reserve amounts may be reduced, eliminated, or increased accordingly in the sole and absolute discretion of the Manager. The Capital Expenditure Reserve may initially be funded from the proceeds of each Series Offering, and thereafter may be funded from Series Offering proceeds (as determined by the Manager in its sole discretion).
RISK FACTORS

There are a number of risks associated with the purchase of Membership Interests. The risk factors set forth in this Offering Circular, including those in the “Risk Factors” section below, identify important factors that an Investor should consider before investing in Concreit. A summary of the some of the risk factors is included below:

1. Concreit depends on the Manager to select its investments and conducts its operations. The fees and expenses payable to the Manager were not determined on an arm’s length basis, therefore, there is no benefit of an arm’s length transactions typically conducted between unrelated parties.

2. Concreit does not have an operating history. The prior performance for the Manager or its affiliated entities do not predict future results for Concreit. Therefore, no assurance can be given that Concreit will achieve its investment objectives;

3. National, international and local economic and business conditions that could affect Concreit’s business;

4. Industry developments affecting Concreit’s business, financial condition and results of operations;

5. Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations.

In making an investment decision Investors must rely on their own examination of Concreit and the terms of the Offering, including the risks involved. The investment in Membership Interests involves a high degree of risk and Investors should purchase Membership Interests only if they can afford a complete loss of their investment.

WITHDRAWALS/ REDEMPTION	A Member of any Series may request that the Company redeem all or any portion of their Interests, subject to the terms, condition and restrictions of the Redemption Policy (See “Summary of the Operating Agreement – Redemption Policy and Other Events of Disassociation” below).

SUMMARY OF FINANCIAL INFORMATION

The statements of operations data set forth below with respect to the period from January 1, 2024 through June 30, 2024 are derived from, and are qualified by reference to, the audited financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto. Concreit is initially operating at a loss and would be subject to certain risk factors as noted below. (See “Risk Factors” below).

As of June 30, 2024
Cash and Cash Equivalents	$418,162
Operating Expenses:	$30,534
Total Assets	$796,084

PLAN OF DISTRIBUTION

Concreit will not utilize an underwriter for the sale of the Membership Interests. The Offering is being conducted on a “best-efforts” basis, which means the principals and officers of Concreit will use commercially reasonable best efforts in an attempt to sell the Membership Interests. Such officers will not receive any commission or any other remuneration for these sales.

Concreit has retained the services of Cultivate Capital as a third-party independent broker to act as the broker in the sale of the Membership Interests. Cultivate Capital is a broker firm registered with the Financial Industry Regulatory Authority (“FINRA”). Concreit will pay Cultivate Capital a 0.90% (90 bps) transactional commission for the sale of all Membership Interests.

And a $5,000 upfront engagement fee for due diligence, initial compliance items and regulatory requirements. Any costs associated with the FINRA 5110 filing fees will be paid for by Concreit. Any commission and/or fees payable to the Cultivate Capital will be paid by Concreit and are considered an expense to Concreit. Notwithstanding the foregoing, Concreit, the Manager and Concreit’s and Manager’s respective officers and employees may offer and sell directly to the investors. No commissions for selling Membership Interests will be paid to Concreit, the Manager or Concreit’s or Manager’s respective officers or employees.

THE SERIES BEING OFFERED

The table below provides important details about the offering for each series.

Series Name	Series Property Name	Asset Type	$ per share	Maximum Offering Amount	Maximum Membership Interests	Opening Date	Closing Date	Status

Concreit Series 7260 Scotlyn Way White House TN	The Belfort	Residential	$10.00	$421,700.00	42,170	1/1/2023	6/25/2024	Closed
Concreit Series 7280 Scotlyn Way White House TN	The Scotlyn	Residential	$10.00	$418,600.00	41,860			Awaiting Qualification

Concreit Series 7280 Scotlyn Way White House TN

Summary Overview

The formation of Concreit Series 7280 Scotlyn Way White House TN aims to provide an opportunity for investors to gain a stake in the single-family home situated at 7280 Scotlyn Way, White House, TN 37188, otherwise known as the Concreit Series 7280 Scotlyn Way White House TN.

The acquisition of the aforementioned property was finalized by Concreit on April 24, 2023, and was exclusively funded by cash contributions from the Manager, thereby wholly-owned by the Manager. Upon the Closing of this offering, ownership of the Concreit Series 7280 Scotlyn Way White House TN property will transition to a fully-owned subsidiary of Concreit Series 7280 Scotlyn Way White House TN. Once the Company has sufficient funds, the Property will be sold to the Series at such later date. For further details about the projected expenses and how the proceeds from the offering will be utilized, please refer to the “Use of Proceeds” section below.

Property Summary

7280 Scotlyn Way is a single-family home in White House, TN. The property is a beautiful brand-new two story spacious home with a gorgeous open living area. The kitchen has beautiful granite countertops. The property has 4 bedrooms and 3 bathrooms. The house features an attached garage with two spaces.

Property Name	The Scotlyn
Address	7280 Scotlyn Way, White House, TN 37188
Year Built	2023
Bedrooms	4
Baths	2.5
Square Footage	1,821

Property History

The Concreit Series 7280 Scotlyn Way White House TN property was built in 2023. The property expects to incur approximately $4,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Concreit Series 7280 Scotlyn Way White House TN property, the property did not exist yet and was not operated as a rental income property.

Property Components & Capital Expenditures

A certified professional inspected the Concreit Series 7280 Scotlyn Way White House TN property and found its key components to be in good, operational condition without apparent defects.

Based on the current quality and state of the property, we don’t anticipate any deferred maintenance needs. We expect all significant property elements to stay functional throughout the planned ownership period. In our financial projections, we’ve estimated maintenance and capital costs as a fraction of the rental income. If unexpected maintenance costs arise, we have cash reserves on standby to cover them.

The total cost for renovating this property is estimated at around $4,000. These renovations could range from new appliances and aesthetic enhancements to addressing various miscellaneous tasks around the property.

Property Manager

An independent, third-party property manager has been selected by the Manager to oversee the Concreit Series 7280 Scotlyn Way White House TN property. A formal property management contract has been signed between the two parties. Under this agreement, Concreit Series 7280 Scotlyn Way White House TN will compensate the property manager with an annual fee for their management services on the property.

Property Operations and Hold Period

Concreit Series 7280 Scotlyn Way White House TN property is a new construction with no previous rental history. The Manager is currently renting the property at a monthly rate at $2,475, totaling $29,700 annually, which aligns with the going rates for similar single-family homes in the White House, TN area.

We estimate the property’s Operating Expenses—comprising real estate taxes, insurance, and regular maintenance—to fall between $875 and $1,065 each month. These numbers are based on the Manager’s careful analysis and don’t account for any major repair costs, known as capital expenditures. At present, we don’t foresee the need for such major expenses for this property. For further details on our expectations regarding capital expenses, please refer to the “Property Components & Capital Expenditures” section above.

Our goal is to own the Concreit Series 7280 Scotlyn Way White House TN property for a period of 5 to 7 years and operate it as a rental unit. During this time, we aim to distribute any surplus cash, referred to as Free Cash Flow, to the holders of Concreit Series 7280 Scotlyn Way White House TN interests. The decision to sell or keep the property after this period will be carefully considered, taking into account various factors such as economic conditions, property value trends, and existing lease terms. Depending on these factors, the Manager may decide to sell the property before the 5-year mark or keep it longer than 7 years.

Asset Management Fee.

If we manage to raise the maximum amount for the Concreit Series 7280 Scotlyn Way White House TN offering, we anticipate that our yearly asset management fee would come to $4,186. This fee equates to 1.0% of the series property’s purchase price on an annual basis. This amount will be deducted from the property’s net rental income every quarter.

USE OF PROCEEDS

The proceeds received in a Series Offering will be applied in the following order of priority of payment:

Property Acquisition Cost: The actual cost of the Series Property that is paid to the Property seller;

Offering Expenses: In general, these costs include legal, accounting, banking, underwriting, filing, and compliance costs, as applicable, related to a Series Offering. The Manager will be responsible for all offering expenses on behalf of each Series and will be reimbursed by the Series through the proceeds of the Series Offering for offering expenses actually incurred. and

Acquisition Expenses: In general, these expenses include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, appraisal, development, and acquisition of the Series Property. Each Series will be responsible for its acquisition expenses which it will pay out of the proceeds of its Series Offering.

Allocations of Expenses

To the extent relevant, fees, costs, expenses, revenue generated from the Series Property, and any indemnification payments made by the Manager will be allocated among the Series in accordance with the Manager’s allocation policy set forth below (the “Allocation Policy”). The Allocation Policy requires the Manager to allocate items that are allocable to a specific Series to be borne by or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to Concreit or the Manager in general, it will be allocated pro rata based on the value of the Series Properties or the number of Properties, as reasonably determined by the Manager or as otherwise set forth in the Allocation Policy.

(1)	Concreit Series 7280 Scotlyn Way White House TN acquired the property for $373,000 in accordance with one of the acquisition methods discussed above.

(2)	The Manager anticipates approximately $4,000 in costs for renovations and capital expenditures associated with the acquisition of the Concreit Series 7280 Scotlyn Way White House TN property.

(3)	Estimated costs encompassing, among other items, legal fees for purchase and sale agreements, title insurance, appraisal fees, and various closing and inspection costs.

(4)	The Manager will be reimbursed up to 2% of the gross offering proceeds for actual expenses related to the Concreit Series 7280 Scotlyn Way White House TN offering. Any expenses exceeding this limit will be the Manager’s responsibility.

(5)	The Manager will receive a sourcing fee for identifying the property and readying it for investment.

Costs advanced by the Manager, including Acquisition and Operating Expenses, will be reimbursed from the net proceeds of the Concreit Series 7280 Scotlyn Way White House TN offering. Refer to the “Management Compensation” section for more details.

The Concreit Series 7280 Scotlyn Way White House TN has finalized the acquisition and payment for the property using funds advanced by the Manager.

The planned allocation of this offering’s net proceeds is based on our current business and economic forecasts, including potential future revenues and expenses. Actual expenditure amounts and timelines may vary due to factors such as market conditions, operational cash flow, and business developments. The Manager retains the right to adjust the use of proceeds based on these and other factors.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma financial information presents the unaudited pro forma balance sheet and statement of operations after giving effect to the business combination between Concreit Series LLC and the subsequent Series, and adjustments described in the accompanying notes.

The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. Adjustments pertaining to the transaction are crafted in alignment with the business combination accounting principles set forth in Accounting Standards Codification Topic 805, Business Combinations. These adjustments serve to preliminarily allocate the acquisition cost to the assets and liabilities being acquired, based on initial fair value estimations. The underlying assumptions for these allocations are detailed in the notes accompanying the unaudited pro forma financial information.

The unaudited pro forma financial data is shared solely for informational purposes. It neither represents past operating results nor predicts future financial outcomes had the transaction been completed before June 30, 2024. For this pro forma information, the Company utilized its best estimates to allocate the acquisition price based on fair value. These purchase price adjustments are preliminary and may be revised as new information becomes available or further analysis is conducted. Additionally, the pro forma financial data does not account for current financial conditions, prospective synergies, efficiencies, or cost-saving measures that may arise from the transaction. It also excludes specific one-time charges and their related tax implications directly resulting from the transaction, as detailed in the accompanying notes to the unaudited pro forma financial information.

UNAUDITED COMBINED PRO FORMA BALANCE SHEET

June 30, 2024

This unaudited pro forma balance sheets assumes that the Series has been combined and the offering of this Series has been completed and closed. The following is broken out for the different properties in our series offerings.

	7260 Scotlyn Way White House TN	7280 Scotlyn Way White House TN
ASSETS
Current assets
Cash	$400,087	$1,588
Cash Reserves	$15,600	$16,600
Accounts Receivable	14,911	—
Prepaid Expenses	$—	$—
Total Current Assets	$430,598	$18,188
Property and Equipment, net	$363,011	$376,047
Deposits held by Property Management Companies	$2,475	$2,200
Total Assets	$796,084	$396,435

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Accrued Expenses	$—	$—
Due to Related Party	$399,625	$—
Total Current Liabilities	$—	$—

Tenant Deposits	$2,475	$2,200
Mortgage Payable, net	$—	$—
Total Liabilities	402,100	2,200

Members’ Equity (deficit)
Members’ capital	$421,700	$395,143
Draws or Distributions	$(13,390)	—
Retained Earnings (accumulated deficit)	$(14,326)	$(908)
Total Members’ Equity (deficit)	$393,984	$394,235

Total Liabilities and Members’ Equity (deficit)	$796,084	$396,435

Pro Forma Combined
ASSETS
Current assets
Cash	$401,675
Cash Reserves	$32,200
Accounts Receivable	14,911
Prepaid Expenses	$—
Total Current Assets	$448,786
Property and Equipment, net	$739,058
Deposits held by Property Management Companies	$4,675
Total Assets	$1,192,519

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Accrued Expenses	$—
Due to Related Party	$399,625
Total Current Liabilities	$—

Tenant Deposits	$4,675
Mortgage Payable, net	$—
Total Liabilities	404,300

Members’ Equity (deficit)
Members’ capital	$816,843
Draws or Distributions	$(13,390)
Retained Earnings (accumulated deficit)	$(15,234)
Total Members’ Equity (deficit)	$788,219

Total Liabilities and Members’ Equity (deficit)	$1,192,519

UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the period of January 1, 2024 through June 30, 2024

This unaudited pro forma statement of operations assumes that the Series has been combined and the offering of this Series has been completed and closed. The Scotlyn home at 7280 Scotlyn Way, White House, TN has been leased as of February 2024 and has not had significant operating history.

	7260 Scotlyn Way White House TN	7280 Scotlyn Way White House TN
Rent Income	$27,881	$6,005
Total Revenue	27,881	6,005

Operating Expenses
Depreciation	—	—
Placement Fee	26,110	750
HOA	2,329	1,097
Management Fees	594	211
Repair and Maintenance		3,410
Property Taxes	324	—
Other Operating Expenses	1,177	1,445
Total Operating Expenses	30,534	6,913

Loss From Operations	$(722)	$(908)
Other Income (expense)
Other Income	$1,932	$—
Interest Expense	$—	$—
Net Income	$(722)	$(908)

Pro Forma Combined
Rent Income	$33,886
Total Revenue	33,886

Operating Expenses
Depreciation	—
Placement Fee	26,860
HOA	3,426
Management Fees	805
Repair and Maintenance	3,410
Property Taxes	324
Other Operating Expenses	2,622
Total Operating Expenses	37,447

Loss From Operations	$(1,630)
Other Income (expense)
Other Income	$1,932
Interest Expense	$—
Net Income	$(1,630)

By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy
Revenue	A Series Property may generate income derived from Periodic Cash Flow and/or Capital Transaction Proceeds (as defined below)	Allocable directly to the applicable Series Property
Acquisition Expenses	Appraisal and valuation fees (if incurred pre-Closing)	Allocable directly to the applicable Series Property
	Pre-purchase inspection	Allocable directly to the applicable Series Property
	Closing Costs	Allocable directly to the applicable Series Property
	Interest expense, if any, when an underlying Series Property is purchased by a Series through a loan prior to the Series Closing	Allocable directly to the applicable Series Property
Offering Expenses	Legal expenses related to the preparation of regulatory paperwork (Series Offering materials) for a Series	Not allocable; to be borne by the Manager
	Audit and accounting work related to the regulatory paperwork or a Series	Allocable directly to the applicable Series Property
	Compliance work including diligence related to the preparation of a Series	Not allocable; to be borne by the Manager
	Insurance of a Series Property as at time of acquisition	Allocable directly to the applicable Series Property
	Preparation of marketing materials	Not allocable; to be borne by the Manager

Operating Expense	Property management fees	Allocable directly to the applicable Series Property
	Asset management fees	Allocable directly to the applicable Series Property
	Audit and accounting work related to the regulatory paperwork of a Series	Allocable pro rata to the number of each Series Properties
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of each Series Property
	Insurance	Allocable directly to the applicable Series Property
	Maintenance	Allocable directly to the applicable Series Property
	Property marketing or lease concessions, including special offers and terms	Allocable directly to the applicable Series Property
	Property disposition fee	Allocable directly to the applicable Series Property
	Interest expense, if any, when a Series Property holds any type of term loan or line of credit	Allocable directly to the applicable Series Property
	Audit, accounting and bookkeeping related to the reporting requirements of a Series	Allocable pro rata to the number of Series Properties
Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable directly to the applicable Series Properties

Notwithstanding the foregoing, the Manager may revise and update the Allocation Policy from time to time, which updates shall be disclosed in the Series Offering Statement.

Subscription Agreements; Admission to Concreit

Concreit generally intends to offer Membership Interests through Concreit’s online investment platform which can be found on www.concreit.com and their API (the “Concreit Platform”) and the mobile application (the “Concreit App”). Through the use of the Concreit Platform and Concreit App, eligible Investors may purchase Membership Interests, access account-related documentation, access other account- related functions, and receive updates as applicable.

To subscribe with Concreit and purchase any Membership Interests in a Series, an Investor must meet certain eligibility and suitability standards. (See “Investor Suitability” below). Additionally, an Investor who wishes to purchase Membership Interests must sign and execute a Subscription Agreement in the form attached hereto as Exhibit B, which shall be accepted or rejected by the Manager in its sole and absolute discretion. By executing the Subscription Agreement, an Investor makes certain representations and warranties upon which the Manager will rely on in accepting the Investor’s subscription funds, unconditionally and irrevocably agrees to purchase Membership Interests in the amount shown thereon, and thereby makes a commitment to contribute capital in accordance with the terms set forth in the Subscription Agreement and the Operating Agreement. INVESTORS SHOULD CAREFULLY READ AND COMPLETE THE SUBSCRIPTION AGREEMENT (WITH POWER OF ATTORNEY) AND INVESTOR QUESTIONNAIRE.

The Manager may reject an Investor’s Subscription Agreement for any reason or no reason at all. If accepted by the Manager, the Investor’s capital contribution may be temporarily deposited into a call account (“Subscription Account”). While an Investor’s contribution is held in the Subscription Account, the Investor will not be considered a Member of the applicable Series, and the Investor’s contribution will not accrue any interest from the Series. An Investor shall become a Member of a Series when the Investor’s contribution is deposited into the Series’ operating account (“Operating Account”) from the Subscription Account. In the event interest accrues on an Investor’s capital contribution while being held in the Subscription Account, such interest shall be payable to the Investor. The Manager will transfer the Investor’s contribution from the Subscription Account into the Series’ Operating Account on a first in, first out basis when capital is needed by the Series (in the Manager’s sole and absolute discretion).

Notwithstanding the previous paragraph, should the process of depositing an Investor’s funds into the Subscription Account and admitting a Member into the applicable Series take longer than Ninety (90) days, the Investor may request in writing to recover its subscription funds. If, upon receipt of such request in writing, the Manager has not yet admitted the Investor as a Member of the Series, then the Manager may, in its sole and absolute discretion, return the Investor’s funds to the Investor and revoke the Subscription Agreement within Ten (10) business days of receipt of such request from the Investor.

Subscription Agreements are non-cancelable and irrevocable by the Investor and subscription funds are non-refundable for any reason, except with the express written consent of the Manager or as expressly set forth herein or in the Subscription Agreement.

AN INVESTOR SHALL OWN MEMBERSHIP INTERESTS IN A SERIES IF AND ONLY IF THE INVESTOR’S FUNDS ARE DEPOSITED INTO THE SERIES’ OPERATING ACCOUNT.

Cash Distributions

There are two general categories of income derived from a Series: (1) Periodic Cash Flow; and (2) Capital Transaction Proceeds.

“Periodic Cash Flow” is income that is generally made on a periodic basis with a certain frequency. An example of Periodic Cash Flow may be rental income from a Property, and/or other periodic cash flow generated from a Property.

“Capital Transaction Proceeds” are transaction-based income derived from a Property. Transaction-based income includes, without limitation, the sale, refinance, and/or disposition of a Property.

In the event of uncertainty or ambiguity as to whether a source of income is categorized as Periodic Cash Flow or Capital Transaction Proceeds, the Manager shall have the sole and absolute discretion to determine such a category. The manner in which income is distributed from a Series will depend on the source of income, as further detailed below.

Periodic Cash Flow

For each Series, Periodic Cash shall be distributed to such Series Members on a quarterly basis in the following manner:

1.	First, to pay for Series’ expenses, costs and fees (including, without limitation, payment of outstanding debt (if any), administrative costs, legal expenses accounting fees) and any allocation of Capital Expenditure Reserve (as applicable) for the Series;

2.	Second, to pay the Asset Management Fee (as defined below) to the Manager;

3.	Thereafter, One Hundred Percent (100%) of any excess distributable cash shall be distributed to the Series’ Members on a pro-rata basis (based on the total aggregate amount of Membership Interests in the Series).

Capital Transaction Proceeds:

Upon the sale, disposition, and/or refinance of a Property, Capital Transaction Proceeds shall be distributed to the Series’ Members in the following manner:

1.	First, to pay for the Series’ expenses, costs and fees (including, without limitation, payment of outstanding debt (if any), administrative costs, legal expenses accounting fees) and any allocation of Capital Expenditure Reserve (as applicable) for the Series;

2.	Second, to pay the Asset Management Fee to the Manager;

3.	Third, to return any unreturned capital contributions until the Member’s capital contributions to the Series has been fully repaid; and

4.	Thereafter, One Hundred Percent (100%) of any excess distributable cash shall be distributed to the Series’ Members on a pro-rata basis (based on the total aggregate amount of Membership Interests in the Series).

All excess cash will be distributed to Members in accordance with the sequence as noted above, and shall be prorated as applicable for the amount of time that a Member was a member of the Series during such accounting period. Excess distributable cash is not cumulative nor guaranteed.

DISTRIBUTIONS OF THE EXCESS DISTRIBUTABLE CASH ARE NOT A GUARANTEED DISTRIBUTION AND ARE SUBJECT TO THE CASH AVAILABILITY OF THE PARTICULAR

SERIES. THE MANAGER AND CONCREIT MAKE NO GUARANTEES, ASSURANCES, OR COMMITMENTS TO THE DISTRIBUTION OF ANY RETURNS. DISTRIBUTIONS SHALL ONLY BE MADE AT THE MANAGER’S DISCRETION AND TO THE EXTENT THAT CASH IS AVAILABLE AND THAT SUCH DISTRIBUTIONS WILL NOT IMPACT THE CONTINUING OPERATIONS OF CONCREIT.

Valuation Methodology

The NAV of each Series (including the price per Membership Interest) shall be valued at cost during each Series’ Closing (or as soon as commercially reasonable thereafter). Thereafter, the Manager intends to calculate the Series NAV using a process that reflects the estimated value of the Series’ Property (including but not limited to Property related liabilities), and the estimated accrual of revenue, fees, and expenses of the Series (which may include accrued fees and operating expenses, accrued distributions payable, accrued management fees, and any financing extended to the Series), on a quarterly basis (or such other period as determined by the Manager, in its sole and absolute discretion, but no less frequently than annually). The determination of the NAV for the Membership Interests of each Series is not based on, nor intended to comply with, fair value standards under U.S. GAAP, and such NAV may not be indicative of the actual price of assets at current market conditions.

Each Series Property consists of real estate and, as with any real property valuation protocol, the conclusions reached by the Manager and/or internal accountants are based on a number of judgments, assumptions, and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions, or opinions may result in different estimates of the value of a Series Property. In addition, for any given period, the NAV per Membership Interest may not fully reflect certain material events, to the extent that the financial impact of such events on Concreit’s portfolio is not immediately quantifiable.

Each Series presently intends to apply the foregoing valuation methodology unless otherwise impractical or it’s in the best interest of the Series that an alternative valuation method be used, as determined by the Manager in its sole and absolute discretion. The Manager reserves the right to use other reasonable methods depending on market condition and status of the Property, as determined by the Manager in its sole and absolute discretion. Such other valuation methodologies include, without limitation: (1) fair market value of the Property based upon a report provided by an independent valuation expert; (2) fair market value of the Property using real estate comparable methods; (3) with respect to debt, default rates, discount rates, and loss severity rates; (4) market capitalization rates, comparable sales information, interest rates, or net operating income; (5) progress of the Property’s development, construction, or value-add plan; (6) accruals of the Series’ Periodic Cash Flow distributions; (7) capitalized earnings model; or (8) other reasonable valuation methods as determined by the Manager.

Restrictions on Transfer

As a condition to this Offering, restrictions have been placed upon the ability of Members to resell or otherwise transfer any Membership Interests purchased hereunder. Specifically, no Member may resell or otherwise transfer any Membership Interests without the satisfaction of certain conditions designed to ensure compliance with applicable tax and securities laws, including, without limitation, the requirement that certain legal opinions be provided to Concreit with respect to such matters, and the requirement that any transfer of Membership Interests to a transferee does not violate any state or federal securities laws. Notwithstanding the foregoing, no Member may resell or otherwise transfer any Membership Interests without the prior written consent of the Manager, whose consent may be withheld in its sole and absolute discretion. (See “Summary of the Operating Agreement —Restrictions on Transfer” below).

To the extent required by applicable law or in the sole and absolute discretion of the Manager, legends shall be placed on all instruments or certificates evidencing ownership of Membership Interests in Concreit, stating that the Membership Interests have not been registered under the federal securities laws and setting forth limitations on resale. Notations regarding these limitations shall be made in the appropriate records of Concreit, with respect to all Membership Interests offered through this Offering.

Any Member who transfers, upon the Manager’s consent, any Membership Interests to another person shall pay the Manager, subject to the sole and absolute discretion of the Manager, a transfer fee of at least $500 to cover administrative costs related thereto.

Suitability

This investment is appropriate only for Investors who have no need for immediate liquidity in their investments and who have adequate means of providing for their current financial needs, obligations, and contingencies, even if such investments result in a total loss. Investment in the Interests involves a high degree of risk and is suitable only for an Investor whose business and investment experience, either alone or together with a purchaser representative, renders the Investor capable of evaluating each and every risk of the proposed investment. CAREFULLY READ THE ENTIRE “RISK FACTORS” SECTION OF THIS OFFERING CIRCULAR.

The Membership Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Act). “Qualified purchasers” include:

(i) ”accredited investors” under Rule 501(a) of Regulation D (as explained below); and

(ii) all other Investors so long as their investment in the Membership Interests does not represent more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or Ten Percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Membership Interests are offered hereby and sold to Investors that meet one of the categories (i.e., Accredited Investors and Investors whose investment in the Limited Partnership Interests does not represent more than Ten Percent (10%) of the applicable amount).

To qualify as an “Accredited Investor”, for purposes of satisfying one of the tests in the “qualified purchaser” definition, an Investor must meet ONE of the following conditions:

(i) Any natural person who had an individual income in excess of Two Hundred Thousand Dollars ($200,000) in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of Three Hundred Thousand Dollars ($300,000) in each of those years and who has a reasonable expectation of reaching the same income level in the current year;

(ii) Any natural person whose individual net worth or joint net worth, with that person’s spouse or spousal equivalent, at the time of their purchase exceeds One Million Dollars ($5,000,000) (excluding the value of such person’s primary residence);

(iii) A natural person holding one or more professional certifications or designations administered by the Financial Regulatory Authority, Inc., and in good standing: the Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), and Licensed Private Securities Offering Representative (Series 82);

(iv) A natural person holding, and in good standing, of one or more professional certifications or designations or other credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status;

(v) A natural person who is considered a “knowledgeable employee” of a private company as defined by Rule 3c-5(a)(4) under the Investment Company Act of 1940, including trustees and advisory board members, or person serving in a similar capacity of a company relying on an exemption under Investment Company Act of 1940 Section 3(c)(1) or 3(c)(7), or an affiliated person of the company that oversees the series’ investments, and employees of the private company (other than employees performing solely clerical, secretarial, or administrative functions);

(vi) Any family office, as defined in rule 202(a)(11)(G)-1under the Investment Advisers Act of 1940: with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risk of the prospective investment;

(vii) Any family client, as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii);

(viii) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of Five Million Dollars ($5,000,000); any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of Five Million Dollars ($5,000,000) or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ix) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(x) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of Five Million Dollars ($5,000,000);

(xi) Any director or executive officer, or Fund of the issuer of the securities being sold, or any director, executive officer, or Fund of a Fund of that issuer;

(xii) Any trust, with total assets in excess of Five Million Dollars ($5,000,000), not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code;

(xiii) Any entity not listed above which was not formed for the specific purpose of acquiring the securities offered, owning investments in excess of Five Million Dollars ($5,000,000); or

(xiv) Any entity in which all the equity owners are accredited investors as defined above.

For Investors who are not Accredited Investors, there are limitations on the aggregate purchase price of Limited Partnership Interests that may be paid by the Investor which is not more than Ten percent (10%) of the greater of such Investor’s:

(i) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchaser determined as provided in Rule 501); or

(ii) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person.

Annual income and net worth should be calculated as provided in the Accredited Investor definition under Rule 501 of Regulation D, as explained above. In particular, net worth in all cases should be calculated excluding the value of an Investor’s home, home furnishings and automobiles.

Dissolution

Properties are currently anticipated to be held for a period of Five (5) to Seven (7) years, and each Series shall generally begin the dissolution and wind up of its business activities, including the sale of the Series Property, Three (3) years after the end of the Investment Period (including any extensions, as applicable), subject to market conditions and the Property’s performance and status, as determined by the Manager. At such time, the Manager will proceed to wind up the affairs of the Series in accordance with the Operating Agreement.

Notwithstanding the foregoing, a Series shall remain in existence until the earlier of the following: (i) dissolution of Concreit, (ii) the Manager’s election begin the winding up an dissolution of such Series; (iii) the sale, exchange, or other disposition of substantially all of the assets of the Series, or (iv) the withdrawal or resignation of the Manager, unless a new manager is appointed pursuant to the terms of the Operating Agreement.

Concreit presently intends to begin dissolution upon the dissolution of the last remaining Series.

Series Structure and Membership Interests

As a Delaware series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

Title to the Property will be held by the applicable Series. Each Series will not own any other assets other than the single Property associated with such Series, plus Capital Expenditure Reserves for maintenance, insurance, and other expenses pertaining to the Series Property, and net profits by the Series from the monetization of the Series Property, if any. Each Series will carry its own allocation of profit and loss, capital contributions, Membership Interests redemptions, and fees, costs, and expenses. The fees, costs, and expenses include operating expenses for the Series, the formation costs of the Series, and the corresponding acquisition costs of the Series Property, among others, all of which shall be allocated to the applicable Series directly. (See “Allocation of Expenses” below).

Concreit will admit the Members on an ongoing basis into each Series. Investors will acquire Membership Interests in a Series, each of which is intended to be a separate Series of Concreit for purposes of accounting for assets and liabilities. Membership Interests represent an investment solely in a particular Series and, thus, indirectly in the Property owned by such Series. The series-based accounting method carries unique risks which are specified below. (See “Risk Factors” below).

Transfer Agent and Registrar

As of the date of this Offering Circular, Concreit has not engaged a transfer agent, and does not intend to engage a transfer agent until such time as Concreit is required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as applicable, or the Exchange Act.

GENERAL GUIDELINES FOR THE ACQUISITION OF PROPERTIES

A Series will primarily use Series Offering proceeds to acquire, value-add, rehabilitate, develop, construct, lease, and/or sell Properties throughout the United States.

Properties shall generally be selected in accordance with standards provided below:

1. Asset Classes. The purchase and acquisition of Properties shall generally be made in the following asset classes:

● Single Family Residential Properties (“SFRs”). The units of a single family residential property range between 1 to 2 units. These Properties will generally cost between $300,000 and $600,000 per Property and may be held for purposes of rental income.

● Multi-Family Housing. Multi-family properties are generally properties that contain 2 or more units or multiple buildings within 1 complex in which residential tenants reside. These Properties will generally be purchased in order to be rented to tenants and/or sold as apartments or condominiums.

● Mixed-Use Properties. A mixed-use property is either a building or a land development that combines both residential and commercial or even industrial space and uses. Such mixed- used Property can be utilized for purposes of diversification within Concreit’s real estate portfolio, as well as capital gain based on the sale of such Properties. These Properties will typically be purchased in order to be rented to tenants and sold.

2. Location of the Properties. The Properties will primarily be located in strategic areas throughout the United States with primary focus on the top 100 MSAs (metropolitan statistical areas with populations greater than 500,000) such as Atlanta, Dallas, Austin, Charlotte, Nashville, Orlando, Jacksonville, and Oklahoma City, among others. Notwithstanding the foregoing, a Series may acquire Property in other regions of the United States, if the Manager determines in its sole discretion that it is in the best interest of the Series.

3. Leverage. Leverage may be employed to enhance total returns to Members through senior financing on Property acquisition and/or other secured facilities. The Manager seeks to secure conservatively structured leverage to the extent obtainable on a cost-effective basis. Typically, leverage may be utilized in an amount with an as-is loan-to-value ratio of Seventy Percent (70%) expected over life of a Property, unless the Manager determines in its sole discretion that it is in the best interests of the Series to exceed such ratio in any single or multiple instances. To determine the value of the Property, the Manager may use the acquisition price, appraised value, development costs, or other determination of value in the sole discretion of the Manager at the time of procurement of any debt. Any loan procured will be non- recourse to the Members. The Manager (including its principals) and/or Concreit may provide loan guarantees or be required to do so.

4. Timeline. The timeline for a Property’s development, rehabilitation, value-add, or otherwise stabilization, will range from Three (3) to Thirty-Six months (36) months from the date of each acquisition. Notwithstanding the foregoing, the estimated timeline is not guaranteed, and certain Properties may take longer to stabilize and/or develop due to variety of reasons, including, without limitation: construction issues, unexpected environmental conditions, changes in supply and demand, governmental regulations, zoning restrictions, changes in material and labor shortages, increases in the costs of labor and materials, changes in construction plans and specifications, tenant demand, and other market conditions.

5. Fire and Casualty Insurance. Satisfactory fire and casualty insurance will be obtained for all Properties and will name the relevant Series as its loss payee.

6. Title Insurance. Satisfactory title insurance coverage will be obtained for all Properties. The title insurance policy will name the relevant Series as the insured and provide title insurance in an amount not less than the principal amount of the value of the Property.

7. Environmental Reports. Environmental reports will not typically be ordered on a Property purchased or otherwise acquired by the Series.

8. Acquisition Mechanics. Each Series will acquire its Series Property prior to the commencement or Closing of that Series Offering. Each Series Property will be fully described in the Series Offering, which shall provide information relating to the Series Property being offered, such as the description and specifications of the Series Property, the purchase price of the Series Property, and the relevant terms of the acquisition. A Series may acquire its Property either from an Affiliate or from an unaffiliated third-party.

i. Acquisition of Property. Concreit Properties or an Affiliate may enter into a purchase and sale agreement with the third-party seller to acquire Property on behalf of a Series. Concreit Properties or an Affiliate will negotiate with the third-party seller (on behalf of the Series) the purchase price for the Property and related purchase terms and conditions which will be specified in a purchase and sale agreement, by and between Concreit Properties (or Affiliate) and the Property seller. Once the new Series is established, Concreit Properties (or Affiliate) will either assign the purchase and sale agreement to that Series or the purchase and sale agreement will be re-executed with the new Series as the buying party.

ii. Purchase Price. Purchase price funds to acquire a new Property may be provided by a combination of mortgage proceeds and cash payment. The funding and closing of the Property’s acquisition may take place prior to the beginning of the Series Offering, during the Series Offering, or at the Closing of the Series Offering.

The Series will purchase the Property at a purchase price equal to the price Concreit Properties or Affiliate actually paid for the Property (inclusive of acquisition and closing costs). The Series will purchase the Property through the issuance to Concreit Properties (or Affiliate) of a promissory note in the full amount of the purchase price of the Series Property inclusive of acquisition and closing costs.

The Series will repay the promissory note, along with accrued interest at a to-be-determined annual interest rate, with net proceeds from the Series Offering. Prior to the repayment of the note, the Manager or Concreit Properties may retain all rental income derived from the Series Property, net of concessions, taxes, insurance, HOA dues, and costs of repair, as applicable.

9. Special Purpose Entities. A Series may hold its Property in a wholly owned limited liability company subsidiary organized in the state where the Property is located. A Series may also acquire the Property directly, in the sole discretion of the Manager. The Series may joint venture with third parties in the acquisition and/or development of the Property, as determined by the Manager, provided the Manager’s estimate of the return on the Series’ equity investment in such joint venture vehicles justifies such investment and relationship, and provided that the Series will retain at least majority ownership and all operational control.

10. Property Disposition. Properties are currently anticipated to be held for a period of Five (5) to Seven (7) years, and each Series shall generally begin the dissolution and wind up of its business activities, including the sale of the Series Property, Three (3) years after the end of the Investment Period (including any extensions, as applicable), subject to market conditions and the Property’s performance and status, as determined by the Manager. Notwithstanding the foregoing, the Manager may determine that it is in the best interests of the Members to sell a Series Property earlier than Five (5) years or to hold a Series Property for more than Seven (7) years. Additionally, any sale of a Property will be subject to lessee rights.

The Manager will seek to achieve a selling price that maximizes the capital appreciation for the Series’ Members based on then-current market conditions.

Property Oversight

A Series, through the Manager, Affiliate, or a third-party, may perform a variety of operational and/or development/construction activities, which may include one or more of the following without limitation: performing development feasibility assessments, seeking appropriate planning, land use and other regulatory approvals, and negotiating service agreements, as well as, property management services, leasing, maintenance, or other services necessary, whether through a third-party or an Affiliate, as determined by the Manager.

Tenants Selection

The Manager intends to seek out tenants who are financially responsible and capable of paying rent. The Manager shall conduct due diligence on prospective tenant applicants by (a) verifying income, (b) running credit checks, (c) performing criminal background checks, and/or (d) requesting references from previous landlords. While the Manager does not have specific standards for these items, the Manager will use such screening methods to determine whether a potential lessee is financially responsible.

Activities of Concreit

All sourcing, due diligence, underwriting, bidding process, oversight, origination of capital, and reporting of Properties will be done by the Manager or an Affiliate for the benefit of each Series. The Manager may also endeavor to directly obtain financing for a Property. With respect to obtaining debt financing from an Affiliate, the arrangements and terms, including fees, will be based on the market rate at the time of financing. Alternatively, the Manager may engage a third-party to arrange financing as needed. Any fees attributable to obtaining debt financing, from an Affiliate or otherwise, will be treated as an expense to the applicable Series.

The Manager may subcontract due diligence and asset management functions to third parties (e.g., property management companies, appraisers, inspectors, subcontractors, real estate brokers, accountants, etc.) for the benefit of a Series. The costs of retaining third parties for these purposes shall be considered Series expenses as reasonably determined by the Manager.

THE MANAGER

The Manager of Concreit and each Series is Concreit Inc., a Delaware corporation formed under the laws of Delaware on October 8, 2018. The Manager will manage and direct the affairs of each Series, and Concreit in general. The Manager has established a board of directors consisting of Four (4) members, Sean Hsieh, Jordan Levy, Andy Liu, and Dana Stalder. The executive offices of the Manager are located at 1201 3rd Ave., Suite 2200, Seattle, Washington 98101.

Executive Officers and Directors

The following table sets forth certain information with respect to each of the directors and executive officers of the Manager:

Individual	Age	Position Held with the Manager
Sean Hsieh	38	Chief Executive Officer, Board Member
Mark Young	48	Chief Investment Officer
Jordan Levy	38	Chief Technology Officer, Board Member
Andy Liu	46_	Board Member
Dana Stalder	54	Board Member

Biographical Information

Set forth below is biographical information of the Manager’s executive officers.

Sean Hsieh, Chief Executive Officer

Sean Hsieh serves as the CEO & Founder at Concreit Inc., a fractional real estate investing platform and robo-advisor built for everyday investors. Concreit Inc. is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. The platform offers investors the ability to access shares of investment properties and financial goal management with customized portfolios.

Sean is an avid real estate operator, lifelong technologist, and serial entrepreneur. Sean also serves as a manager for Concreit Fund 1 LLC, an innovative private lending fund that focuses on real estate debt investments. Sean has acquired and operated his personal real estate portfolio with over $10m of transaction value. Prior to Concreit Inc., he co-founded and sold Flowroute Inc., an international telecommunications service provider based in Seattle, serving as the first virtual carrier nationwide carrier with a focus on API- driven and programmatic communications.

Sean graduated with a B.S. from the school of Information and Computer Science at the University of California, Irvine. He is an active volunteer, supporter and community member in the Greater Seattle area focused on helping to foster innovation and a stronger community.

Mark Young, Chief Investment Officer and Fund Manager

With more than 25 years of experience in real estate investments, development and asset management, Mark serves as the Chief Investment Officer of Concreit. He held roles as Portfolio Manager, Head Trader, Credit Research, and Risk Manager for Prudential Asia Fixed Income Fund Management in Hong Kong and New York where he was responsible for setting up and managing four Asia based fixed income funds with over US$250 million in assets. In their best performing year, their fund achieved the single highest return in company history in its asset class, beating its benchmark by 6 percentage points. In addition, he advised on global transactions for Prudential Investments totaling over US$200 million. In the Bay Area, Mark managed the strategic acquisition and development strategies for real estate projects totaling US$200 million in asset value. He currently serves as one of the General Partners for 150 Post Street in San Francisco’s Union Square, a 117,435 square foot, 7-story trophy asset, which is home to startup accelerator Y-Combinator’s San Francisco campus.

Mark is a graduate of the Haas School of Business at the University of California, Berkeley, with an emphasis in International Business. He is a distinguished volunteer, acknowledged by both the City of San Francisco and the Governor of California, for his exceptional efforts in elevating the AAPI community.

Jordan Levy, Chief Technology Officer

Jordan is the Co-Founder and Chief Technology Officer at Concreit, Inc., a fractional real estate investing platform and robo-advisor built for everyday investors. Concreit Inc., is working on reshaping the experience of investing in commercial real estate by making it social and changing its behaviors of liquidity and payouts. The platform offers investors the ability to access shares of investment properties and financial goal management with customized portfolios.

Jordan is a proven entrepreneur and software engineering professional. Jordan also serves as a Fund Manager for Concreit, a private lending fund focused on short-term first-lien mortgages collateralized by real estate across the United States. Jordan previously served as Co-Founder and CTO at Flowroute Inc., an international telecommunications service provider based in Seattle, becoming the first virtual carrier with a focus on API-driven and programmatic communications. At Flowroute, he built the first iteration of the company’s industry-redefining platform and led the team that developed, implemented, and maintained all technology services and infrastructure in the company. Jordan is also an angel investor and advisor for early-stage startup companies. He is a drummer and multi-instrumentalist who loves jamming with friends when he is not busy with family. Jordan graduated with high honors from the University of California, Irvine, where he earned a B.S. in Physics and a B.S. in Information and Computer Science.

Dana Stalder, Director

Mr. Stalder brings over 25 years of experience as a technology company operator and investor. His experience spans multiple disciplines including sales, marketing, finance, technology and product management at companies such as eBay, Netscape, and PayPal. Dana is an expert in FinTech and an active FinTech and consumer internet investor in Silicon Valley. Dana holds a Bachelor of Science in Commerce from Santa Clara University, and began his career at Ernst & Young advising technology companies. His executive experience extends to positions held at Netscape Communications, AOL, Respond.com, eBay and PayPal before joining Matrix Partners in 2008 as a General Partner. His investments focus primarily on FinTech, Consumer Marketplaces, and Enterprise Software. Dana currently serves on the Board of Directors of several private US-based technology companies.

Andy Liu, Director

Mr. Liu is a co-founding partner of Unlock Venture Partners. He is a serial entrepreneur, most recently as a co-founder and CEO of BuddyTV (an online video portal acquired by Vizio). Prior to BuddyTV, Andy was the co-founder and CEO of NetConversions which was acquired by aQuantive (AQNT), where he then served as VP & GM, Atlas NetConversions. Andy had previously worked in a variety of roles at Active Voice, Safeware, Boeing, and AT&T. He also serves on the non-profit board of Future Hope, which provides technology and leadership education to the impoverished and marginalized.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Concreit has no officers or directors. It is managed solely by CONCREIT INC. Concreit is a newly formed entity with no operating history. For these reasons, the Manager has yet to receive any compensation from Concreit. No portion of the officer’s compensation was paid from or will be paid from the income generated by Concreit. Concreit will not directly pay any compensation to the officers of the Manager.

MANAGER’S COMPENSATION

The Manager will be responsible for directing the management of Concreit’s and Series’ business and affairs, managing the day-to-day affairs, and implementing the investment strategy. The Manager will perform its duties and responsibilities pursuant to the Operating Agreement, and shall be compensated in accordance therein.

The following discussion summarizes some important areas of compensation to be received by the Manager. If the Manager waives, defers, or assigns to a Series any of its respective compensation, the Manager will be entitled to recover the same at a later time within the same calendar year only. Notwithstanding the foregoing, the Manager has no obligation to waive, defer, or assign to a Series any portion of such compensation at any time.

Form of Compensation	Estimated Amount or Method of Compensation
ASSET MANAGEMENT FEE	The Manager shall earn an asset management fee (“Asset Management Fee”) equal to an annualized rate of One Percent (1%) of the capital contributions to the Series. The Asset Management Fee shall be paid out of the net operating income of the Series. Any leverage that is utilized in the Series to acquire Property or otherwise shall not be included in calculating the Asset Management Fee for the Series.
SERIES PROPERTY MANAGEMENT FEE	The Manager may retain the services of a third-party property manager who shall be entitled to receive a monthly property management fee for managing a Series’ Property (“Property Management Fee”). The Property Management Fee shall generally equal an annualized rate of Eight Percent (8%) of the monthly gross rents received from the Series Property and calculated as an expense within each Series.

To the extent that the third-party property manager is paid a fee less than the Eight Percent (8%) charged to a Series, the Manager will receive the difference as income. The Property Management Fee will be negotiated with a local property manager on a case-by-case and arms’ length basis. Notwithstanding the foregoing, the Manager or its Affiliate may manage the Properties itself, at the Manager’s discretion. In certain circumstances the nature of the property management needs may be different from one Series Property to another, such as a Series property being operated a short-term rental, and in these cases the property management fee will be set at a rate that is negotiated with a third-party property manager, which generally ranges anywhere from twenty to forty percent (20% - 40%) of the monthly gross rents received.

The actual amount of Property Management Fees for each Series cannot be determined at this time, as these fees are dependent upon the location and value of each Series Property.

CONSTRUCTION MANAGEMENT FEE	The Manager may receive a construction management fee (“Construction Management Fee”) for acting as the general contractor and/or construction manager to construct improvements, supervise and coordinate the project, or provide major repairs or rehabilitations on a Property. The Construction Management Fee will depend on the Property and shall generally range from Five Percent (5%) to Fifteen Percent (15%) of the construction cost spent on such Property, including, without limitation, materials and labor expenses, professional fees, and other fees, costs, or expenses, less the purchase price of the Property.
REAL ESTATE DISPOSITION FEE

The Manager may retain the services of an Affiliate or a third-party real estate broker to sell a Property, and such Affiliate or third-party real estate broker shall receive fees at rates customarily charged for similar services by companies engaged in the same or substantially similar activities in the relevant geographical area.

Each Series will be charged a “Property Disposition Fee” that will cover Property sale expenses such as brokerage commissions, and title, escrow and closing costs.

Such Property Disposition Fees are currently anticipated to range between Six Percent (6%) and Seven Percent (7%) of the sale price and shall be considered an expense of the Series.

The actual amount of real estate commissions cannot be determined at this time, as these commissions are dependent upon the location and value of each Series Property.

OPERATING EXPENSES

The Manager shall be entitled to reimbursement by each Series (but only to the extent the Series’ assets are sufficient thereof) for reasonable and necessary out-of-pocket expenses incurred in connection with the operation of the Series and Series activity (the “Operating Expenses”).

Operating Expenses are such costs and expenses incurred in connection with the operation and management of the Series Property, including but not limited to HOA fees, Property security and maintenance, insurance, interest expenses (as applicable) banking and transactional fees, legal expenses arising from property operations, and any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

If Operating Expenses exceed the amount of revenue generated from a Series Property and cannot be covered by any Capital Expenditure Reserves on the balance sheet of such Series Property, the Manager may (a) pay such Operating Expenses and not seek reimbursement,

(b) loan the amount of the Operating Expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series Property, and/or (c) cause additional Membership Interests to be issued in the Series in order to cover such additional amounts.

OFFERING EXPENSES AND ACQUISITION EXPENSES

Each Series will generally be responsible for certain fees, costs and expenses incurred in connection with the offer and sale of Membership Interests associated with the particular Series (the “Offering Expenses”). Each Series Offering will reimburse the Manager for Offering Expenses actually incurred by the Manager on behalf of a Series, in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion (and excludes ongoing costs described in Operating Expenses).

Each Series will be responsible for any and all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, and acquisition of the Series Property incurred prior to the Series’ Closing, including real estate commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and interest, as applicable, (the “Acquisition Expenses”). Each Series will reimburse the Manager for Acquisition Expenses actually incurred by the Manager on behalf of a Series in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion. The Acquisition Expenses will be payable from the proceeds of each Series Offering and each Series shall reimburse the Manager for any such Acquisition Expenses advanced by the Manager.

FIDUCIARY RESPONSIBILITY OF THE MANAGEMENT

The Manager is generally accountable to Concreit and each Series as a fiduciary, which means that the Manager is required to exercise good faith and integrity with respect to a Series’ affairs and sound business judgment. This is a rapidly developing and changing area of the law, and Members should consult with their own legal counsel in this regard. The fiduciary duty of the Manager is in addition to the other duties and obligations of, and limitations on, the Manager set forth in the Operating Agreement of Concreit.

Concreit, including each Series, has not been separately represented by independent legal counsel in its formation or in the dealings with the Manager, and Members must rely on the good faith and integrity of the Manager to act in accordance with the terms and conditions of this Offering.

The Operating Agreement provides that the Manager will not have any liability to Concreit for losses resulting from errors in judgment or other acts or omissions unless the Manager is guilty of fraud, bad faith or willful misconduct. The Operating Agreement also provides that a Series will indemnify the Manager against liability and related expenses (including, without limitation, legal fees and costs) incurred in dealing with the Series, Members, or third parties as long as no fraud, bad faith, or willful misconduct on the part of the Manager is involved. Therefore, Members may have a more limited right of action than they would have absent these provisions in the Operating Agreement. A successful indemnification of the Manager or any litigation that may arise in connection with the Manager’s indemnification could deplete the assets of a Series. Members who believe that a breach of the Manager’s fiduciary duty has occurred should consult with their own legal counsel in the event of fraud, willful misconduct, or bad faith.

It is the position of the U.S. Securities and Exchange Commission that indemnification for liabilities arising from, or out of, a violation of federal securities law is void as contrary to public policy. However, indemnification will be available for settlements and related expenses of lawsuits alleging securities law violations if a court approves the settlement and indemnification, and also for expenses incurred in successfully defending such lawsuits if a court approves such indemnification.

RISK FACTORS

An investment in Membership Interests will involve various risks and uncertainties. Potential Investors should carefully consider the following risk factors in conjunction with the other information contained in this Offering Circular before purchasing Membership Interests in any Series. The risks discussed in this Offering Circular can adversely affect the Series’ operations, operating results, financial condition, and prospects. This may cause the value of Membership Interests to decline and could cause Members to lose part or all of their investment. The risks and uncertainties described below are not the only ones that each Series will face but do represent those risks and uncertainties presently known to Concreit and the Manager that are material to Series operations, operating results, prospects, and financial condition. Investors should review the risks of this investment with their legal and financial advisors.

Potential subscribers should buy Membership Interests only to the extent they are able to bear the risk of the loss of their entire investment and have no need for immediate liquidity. An investment in Membership Interests should not be a major part of an Investor’s portfolio of assets.

INVESTMENT RISKS

Unless otherwise specified, references to “Concreit” in this section shall include references to each Series.

No Registration: Limited Governmental Review

This Offering has not been registered with, or reviewed by, the U.S. Securities and Exchange Commission or any state agency or regulatory body, nor is registration contemplated.

Investments in Series Offerings

An investment in a Series Offering constitutes only an investment in that Series only and not directly in any Property. An Investor will acquire an ownership interest in the Series related to that Series Offering and not, for the avoidance of doubt, in (i) Concreit, (ii) any other Series, (iii) the Manager, or (iv) directly in a Property associated with the Series, or any Property owned by any other Series. This results in limited voting rights of the Member, which are solely related to a particular Series, and are further limited by the Operating Agreement, described further herein. Members will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the Members and removal of the Manager for “cause.” The Manager thus retains significant control over the management of Concreit, each Series, and the Series Properties. Furthermore, because the Membership Interests in a Series do not constitute an investment in Concreit as a whole, Membership Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic interest will not be identical to owning a direct undivided interest in a Property.

Delaware Series Membership

Delaware series membership structure carries certain inherent risks. For example, Delaware series membership is a recently established entity structure under the 6 Delaware Code § 18-215, as amended. Accordingly, there are uncertainties in this type of structure. For example, some states may not recognize Delaware membership, and will treat all Series as one entity under Concreit. In such instance, the Member’s incurrence of tax may be blended across all Series, such that the profit and loss of all Series will be allocated to such Member. In other instance, if one Series becomes bankrupt or insolvent, the bankruptcy court, or equivalent thereof, may enact the “doctrine of substantive consolidation” such that the Series will collapse into one for purposes of bankruptcy or liquidation. In short, the Member may become adversely affected from other Series in which the Member did not invest in.

The Member’s investment in one particular Series also carries its own risk. It is presently anticipated that each Series will hold one Property in accordance with the investment objective of Concreit. A Property may be more profitable than another Property, or that one Property may have higher loss than the other. The Member investing in one Series may not be able to take advantage of another Series’ gain or loss. In addition, each Series will lack diversification, and that such lack of diversification may have significant impact on the Member’s investments. Each Property carries its own challenges, benefits, costs, administration, and risks. The Manager is entitled to call additional capital in the event the Property incurs cost overrun, unanticipated expenditure, among others. It is highly encouraged that the Member seek its own counsel when investing in the Delaware Series Membership.

Individual Series Investments Are Not Diversified

Each Series is intended to own and operate a single Property. Each Series’ return on its investment will depend on the revenues generated by such Property and the appreciation of the value of the Property over time. These, in turn, are determined by such factors as national and local economic cycles and conditions, financial markets and the economy, competition from existing properties as well as future properties and government regulation (such as tax and building code charges). The value of a Property may decline substantially after a Series purchases it.

Each Series will own a single Property and as a result of this non-diversified investment strategy, unanticipated capital expenditures could lead to a Series’ inability to pay dividends or the loss of Members’ investment entirely.

Each Series’ dividend stream will depend on the revenues generated by such Property and the appreciation of the value of the Property over time. Additionally, a Series might not be able to fund an unexpected major capital expenditure and this could lead to a complete loss of a Member’s investment.

Risks Related to the Concreit Platform and Concreit App

The Concreit Platform and the Concreit App on which this Offering is hosted are subject to cyber security and data loss risks or other security breaches. Concreit’s business involves the storage and transmission of users’ proprietary information through the Concreit Platform and/or Concreit App, and security breaches could cause a risk of loss or misuse of this information, and result in claims, fines, and litigation. The Concreit Platform and/or the Concreit App may be subjected to a variety of cyber- attacks, which may continue to occur from time to time. An attack or a breach of security could result in a loss of private data, unauthorized trades, an interruption of trading for an extended period of time, violation of applicable privacy and other laws, significant legal and financial exposure, damage to reputation, and a loss of confidence in security measures, any of which could have a material adverse effect on the Concreit’s financial results and business. Any such attack or breach could adversely affect the ability of Concreit, the Concreit Platform, and the Concreit App to operate, which could adversely affect the value of Membership Interests.

Further, federal and state governments may adopt new laws to regulate internet commerce, which may negatively affect Concreit’s business. As internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Concreit’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase operating expenses, which could negatively impact the ability of Concreit to make real estate investments. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the internet. These taxes could discourage the use of the internet as a means of commercial financing, which would adversely affect the viability of the Concreit Platform and the Concreit App.

Dilution

The Membership Interests offered for Series Offering consists of limited liability company interests of the Series. Members may experience dilution of their respective Membership Interests in the Series as more Investors are admitted as Members of the particular Series. In addition, the Members have an indirect ownership of the Series Property at a lesser percentage than what is directly owned through the Series. Further, under the Operating Agreement, the Manager has the right to cause any Series to sell additional Membership Interests. Any such sale of additional Membership Interests would further dilute the percentage interests of the existing Members in the Series.

Limited Transferability of Membership Interests

Although each Series will attempt to redeem Membership Interests when possible (see “Summary of the Operating Agreement – Redemption Policy and Other Events of Disassociation” below), there is no public market for the Membership Interests, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Membership Interests is also restricted by the provisions of the Securities Act of 1933 and Rule 144 promulgated thereunder, and by the provisions of the Operating Agreement. Unless an exemption is available, these Membership Interests may not be sold or transferred without registration under the Securities Act of 1933 and the prior written consent of applicable state securities regulators and agencies. Any sale or transfer of these Membership Interests also requires the prior written consent of the Manager. Members rights to withdraw from a Series or to otherwise recover any of their invested capital may be limited. Investors must be capable of bearing the economic risks of this investment with the understanding that these Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment. (See “Summary of the Operating Agreement – Redemption Policy and Other Events of Disassociation” below).

Size of the Series Offering

There is no assurance that a Series will obtain capital investments equal to the amount required to close the Series Offering.

Speculative Nature of Investment

Investment in these Membership Interests is speculative and, by investing, each Investor assumes the risk of losing the entire investment. Concreit has limited operations as of the date of this Offering Circular and will be solely dependent upon the Manager, both of which are subject to the risks described herein. Accordingly, only Investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability standards should consider purchasing Membership Interests. (See “Investor Suitability” above).

Conflicts of Interest

There are several areas in which the interests of the Manager may conflict with those of Concreit and/or a particular Series. (See “Conflicts of Interest” below).

Investors and Concreit Not Independently Represented

Concreit has not been represented by independent legal counsel for its organization and dealings with the Manager. In addition, the attorneys who have performed services for Concreit have also represented the Manager but have not represented the interests of the Investors or Members of Concreit. (See “Conflicts of Interest” below).

Adverse Impact Due to Economic Conditions

Generally, economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on Concreit’s business, financial condition and results of operations. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents.

During an economic downturn, it may also take longer for a Series to dispose of its Property, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of Property may become impaired and we could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect performance and, in turn, business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the real estate industry, and hence the demand for these securities, which may in turn adversely affect Series revenues. Concreit is unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Lack of Regulation

The Manager and Concreit are not supervised or regulated by any federal or state authority, except to the extent that the Manager’s real estate activities are regulated and supervised by applicable authorities in at least the State of Delaware.

Reliance on Manager

The Manager (and/or its Affiliates) will participate in all decisions with respect to the management of Concreit, and the Manager will manage and oversee the operations of each Series. The Series’ ability to achieve its investment objectives and pay distributions is dependent upon the performance of the Manager as well as its personnel, including third-party servicers. Any adverse change to the Manager’s financial condition, or in the event of death, retirement or other incapacity of the principals, the business and operations of the Series will be adversely affected. The Members will then elect a new Manager or the Manager shall appoint a new Manager pursuant to the Operating Agreement.

Requirement of Additional Capital

Future capital requirements depend on many factors, including the Manager’s ability to successfully locate investments, and whether further investment in these opportunities becomes necessary to protect the existing positions in the investments. If further capitalization becomes necessary to further stabilize, develop, or protect any Series assets, or if capitalization is needed for any other reason, any equity financing, if available at all, may not be on terms favorable to the Series, and dilution to the Members could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the Membership Interests offered herein. If adequate capital cannot be obtained, the Series’ business, operating results and financial condition could be adversely affected.

Reliance on Personnel and Key Third-Parties

A Series’ success depends to a significant degree upon the contributions of certain executive officers and other key personnel of the Manager, as well as execution of third-party vendors and independent contractors. In particular, a Series depends on the skills and expertise of servicers, including, engineers, architecture firms, construction companies, among others, which was hired by the Manager to complete the Project. A Series cannot guarantee that all or any of these individuals and companies will execute the Project to completion. In addition, the Manager cannot guarantee that the principals and other key personnel will remain with the Manager. If any of Manager’s key personnel were to cease their affiliation with the Manager, the Series may suffer.

A Series’ future success depends upon the Manager’s ability to engage, hire and/or retain or contract with highly skilled managerial and operational personnel. Competition for such personnel is intense, and the Manager cannot assure Members that the Manager will be successful in attracting and retaining such skilled personnel. If the Manager loses or is unable to obtain the services of key personnel, a Series’ ability to implement its investment strategies could be delayed or hindered, and the value of Member investment may decline.

Indemnification of the Manager

The Operating Agreement provides that neither the Manager, any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager nor persons acting at the request of Concreit and/or any Series in certain capacities will be liable to Concreit, any Series, or any Members for any act or omission taken by them in connection with the business of Concreit or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator, or other tribunal of competent jurisdiction to constitute fraud, willful misconduct, or gross negligence.

Each Series will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving Concreit or such Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct, or gross negligence.

Tax and ERISA Risks

Investment in a Series involves certain tax risks of general application to all Members in a Series, and certain other risks specifically applicable to Keogh accounts, Individual Retirement Accounts and other tax-exempt investors. (See “Income Taxation Considerations” and “ERISA Considerations” below).

Price of Membership Interests Arbitrarily Determined

The purchase price of the Membership Interests offered are arbitrarily determined and may not reflect their actual value. The purchase price of the Membership Interests has been arbitrarily determined and is not the result of arm’s-length negotiations. It bears no relationship to any established criteria of value. Further, the price is not based on past performance of a Series.

Anti-Money Laundering

The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with antimony laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require Concreit or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require a Series to implement additional restrictions on the transfer of the Membership Interests. The Manager reserves the right to request such information as is necessary to verify the identity of prospective Investors and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the U.S. Securities and Exchange Commission. The Manager may further require prospective Investors to confirm that contributions are all derived from taxed income and other legal sources. In the event of delay or failure by a prospective investor to produce any information required for verification purposes and/or to provide the requested confirmation on the legality of the source(s) of monies contributed to a Series, an application for or transfer of Membership Interests may be refused.

Investment Company Act Risks

Concreit intends to avoid becoming subject to the Investment Company Act of 1940, as amended (“1940 Act”); however, Concreit cannot assure prospective Investors that under certain conditions, changing circumstances or changes in the law, Concreit may not become subject to the 1940 Act in the future as a result of the determination that Concreit is an “investment company” within the meaning of the 1940 Act that does not qualify for an exemption as set forth below. Becoming subject to the 1940 Act could have a material adverse effect on Concreit. Additionally, Concreit could be terminated and liquidated due to the cost of registration under the 1940 Act. In general, the 1940 Act provides that if there are 100 or more investors in a securities offering, then the 1940 Act could apply unless there is an exemption; however, the 1940 Act generally is intended to regulate entities that raise monies where the entity itself “holds itself out as being engaged primarily, or purposes to engage primarily, in the business of investing, reinvesting or trading in securities” (Section 3(a)(1)(A) of the 1940 Act).

The second key definition of an “investment company” under the 1940 Act considers the nature of an entity’s assets. Section 3(a)(1)(C) of the 1940 Act defines “investment company” as any issuer that: .”..is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.” Section 3(b)(1) of the 1940 Act provides that a company is not an “investment company” within the meaning of the 1940 Act if it is: “[An] issuer primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities...”

Section 3(c) of the 1940 Act provides for the following relevant exemptions: “Notwithstanding subsection (a), none of the following persons is an investment company within the meaning of this title: (1) Any issuer whose outstanding securities (other than short- term paper) are beneficially owned by not more than one hundred persons [emphasis added] and which is not making and does not presently propose to make a public offering of its securities. Such issuer shall be deemed to be an investment company for purposes of the limitations set forth in subparagraphs (A)(i) and (B)(i) of section 12(d)(1) governing the purchase or other acquisition by such issuer of any security issued by any registered investment company and the sale of any security issued by any registered open-end investment company to any such issuer. For purposes of this paragraph: (A) Beneficial ownership by a company shall be deemed to be beneficial ownership by one person, except that, if the company owns 10 per centum or more of the outstanding voting securities of the issuer, and is or, but for the exception provided for in this paragraph or paragraph (7), would be an investment company, the beneficial ownership shall be deemed to be that of the holders of such company’s outstanding securities (other than short-term paper). (B) Beneficial ownership by any person who acquires securities or interests in securities of an issuer described in the first sentence of this paragraph shall be deemed to be beneficial ownership by the person from whom such transfer was made, pursuant to such rules and regulations as the Commission shall prescribe as necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title, where the transfer was caused by legal separation, divorce, death, or other involuntary event.” Based upon the above, Concreit has been advised that the Offering is exempt under the 1940 Act and that the 3(c)(1) and/or 3(c)(5) exemption will apply. However, there are no assurances that this will ultimately be the case.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE

Unless otherwise specified, references to “Concreit” in this section shall include references to each Series.

Investment Delays

There may be a substantial period of time before the net proceeds of a Series Offering are used to acquire a suitable Property. There can be no assurance the Manager will be able to identify or negotiate acceptable terms for the acquisition of any Property that meets Concreit’s investment criteria, or that Concreit will be able to acquire any such Property on favorable terms. The Investors may also suffer delay in the event one or more Investors decide to forego or elect to defer their admission positions until a suitable Property is located. If Concreit were to be unsuccessful in locating suitable Properties or if there are sufficient number of Investors who deferred in contributing capital to fund the Properties, the Investors and/or Members will suffer delays, and ultimately, the Series’ financial performance and value of the Membership Interests will suffer. Any delays in identifying and negotiating acquisitions of one or more Properties, or the decision to liquidate if the Series is unsuccessful in locating suitable Property, could adversely impact the Series and its Members.

Risk of Fluctuation in Property Values

Real estate investments are generally subject to varying degrees of risk depending on the nature of the property. Such risks include changes in general, national, regional and local economic conditions (such as the availability and cost of mortgage funds, which will in turn affect the demand for real estate), local real estate conditions (such as the supply and demand for residential, commercial or industrial real estate in the area), government regulation (such as usage, zoning, taxation of property and environmental legislation), the attractiveness of properties to potential purchasers or developers and competition from other available properties. In addition, each segment in the real estate development industry is capital intensive and is typically sensitive to interest rates, which may affect a Series’ ability to meet its investment objectives.

Because of (a) the various costs and expenses, other than the cost of the Properties, included in the purchase price of Membership Interests, and (b) the amounts to be set aside in reserve to manage a Properties and fund the Series’ operations throughout any anticipated hold period, achieving returns provided in this Offering Circular or Series Offering Statement will be dependent upon the increase in the value of the Properties. The Manager would expect there to be an increase in value of the Properties due to the development of the single family residential and multi-family properties and historical demand for acquisition of these asset classes. A Series’ success is expected to be impacted by socioeconomic changes, official regulations regarding the use of the Properties as well as on general economic conditions.

Governmental Condemnation Powers

Governmental condemnation powers could cause a forced sale possibly resulting in valuation and cost consequences to a Series. Properties may be taken either in whole or in part by a public authority with the power of eminent domain in a condemnation proceeding. Such a forced sale could have adverse consequences if, for example, the amount the Series receives as compensation for the taking is less than the anticipated value of a Property, or if a partial condemnation and taking impairs, or requires substantial changes in the Series development plans for such Property for which severance damages, if any, are inadequate. Such changes could also result in increased development costs for the Property, which could depress the price at which it could be sold. Similarly, in the event that a Property is the subject of a condemnation action, the Series could incur unanticipated legal, expert witness and related litigation expenses.

Increased Weakness and Volatility in the Real Estate Market

The ongoing COVID-19 pandemic may significantly reduce the amount of debt financing available for real estate projects in the U.S. Additionally, developers of real estate projects may find that financing acquisitions and developments to be much more difficult to obtain, with more equity typically required to close such loans. This constraint may have an adverse impact on the real estate market. Some experts fear that as a consequence of steep declines in the amount of debt financing available for real estate, the current value of real estate investments may considerably decrease. These factors may have a negative impact on the value of one or more of the Properties, the Series’ ability to meet its investment objectives, and the value of Membership Interests.

Declines In Economic or Business Conditions

Declining general economic or business conditions may have a negative impact on business. Concerns over inflation, geopolitical issues, pandemics, the availability and cost of credit, the U.S. mortgage market, and the previous steep decline in the U.S. real estate market have contributed to increased volatility and diminished expectations for the U.S. and global economies, and expectations of slower global economic growth going forward. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated a global economic slowdown. If the economic climate in the

U.S. does not improve or deteriorates, a Series’ ability to implement its business plan could be adversely affected, which would negatively impact the Series’ financial performance and the value of Membership Interests.

Limited Water Resources

In certain regions, there is a risk that the supply of water to a Property may be inadequate for the full development contemplated on such Property, and even if available, such water may be costly. Water shortages in these regions are possible, which would inhibit growth and reduce the value of any Properties that are located in these regions. In addition, the designated water purveyors for the areas in which the Properties are located may not have sufficient water available to service development. There can be no assurance that water or wastewater services will be available to serve the contemplated development of a Property on terms that are acceptable to the Series.

Series Creditors

If a Series defaults in its obligations to creditors, there may not be assets available to recover the Series’ interest in the Property after creditors exercise their remedies. If a Series defaults under any obligations secured by its interest in the Property, it is possible that a creditor could acquire its interest through foreclosure of such Property. Such party may seek to dispose of its interest in such Property at a substantial discount to the value paid by Members and may take other actions that could significantly affect the value of the Membership Interests.

Varying Political and Economic Climates

Levels of local government and the federal government in the states in which Properties are located could implement policies that would have an adverse effect on the value of such Properties. Examples of such policies are tax reform, land use restrictions, land ownership restrictions, transportation policies, development moratoriums, annexation proceedings, or other adverse economic or monetary policies. A decline in the economy in any of these regions may adversely affect the local economy and limit development. Finally, projections regarding future growth in any of these states may ultimately prove to be inaccurate.

Property Development Agreements

For the development of certain Properties, it will likely be necessary to enter into a development agreement, and obtain zoning and other approvals from local government agencies. The process of obtaining these approvals may take many months and the costs of holding a Property will accrue while regulatory approvals are being sought. These approvals may not be received in a timely manner or not be received in a manner that is acceptable to Concreit. Failure to obtain acceptable approvals in a timely manner could have a significant negative effect on the value of a Property and, in turn, on the value of Membership Interests.

Competition

Some competitors may be better capitalized than a Series, their properties may be better located than the Properties, or they may have some other advantage relative to the Series. Certain of these competitors might have greater financial and other resources and greater operating flexibility than the Series. The existence of competing owners and developers of similar properties may have a material adverse effect on the ability of the Manager and its affiliates to market the Properties and could adversely affect the profitability of a Series.

Risks Related to Leverage

The purchase of Properties in which a Series invests may be financed with third party debt. However, market and interest rate fluctuations may significantly decrease the availability and increase the cost of loans. While leveraging will generally enable Concreit to increase the number of Properties it can invest in by reducing the equity investment required in a specific Property, leveraging will also increase the risk of loss on the leveraged Property. Furthermore, subsequent reductions in cash flow from the Series’ underlying Property could cause the debt service obligations to represent a substantially greater percentage of Property cash flow or even to exceed such cash flow. If Concreit defaults on indebtedness secured by a given Property, the lender may foreclose and the Series could lose its entire investment in the given Property. In addition, recourse debt or cross-collateralized non-recourse debt subjects the other assets of Concreit to risk of loss.

A Property loan may have variable interest rates. The ability of a Series to generate cash for distribution will be adversely affected if interest rates rise. In addition, it is likely that a loan will not be fully amortizing and thus a substantial balloon payment of principal will be due at maturity. The Series will attempt to sell or refinance its Property prior to the maturity date of the respective loan. If interest rates at the time of loan maturity are unfavorable, the Series may be unable to sell the Property on favorable terms, if at all, or to obtain an extension of the maturity date of the loan or to refinance the loan, which could subject the Property to foreclosure proceedings. Foreclosure would generally eliminate the Series’ equity in such Property. Furthermore, leveraging may also result in the receipt of some taxable income by investors (such as ERISA plans) that are otherwise tax-exempt. (See “Income Taxation Considerations” below).

Uninsured Losses

Although a Series intends to insure its Property in a manner the Series believes to be appropriate, there may be risks the Series has not foreseen and against which the Series has not insured. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, pandemics, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or copayments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the Series pays for coverage against property and casualty claims. Even in cases where the Series has insured against a particular risk, the Series may incur losses related to a Property in excess of policy limits with respect to such Property, and any coverage obtained may be subject to large deductibles or copayments. The Series may not be able to insure against the total loss of the value of the Property nor the total value paid by the Members for Membership Interests.

Risks of Development, Renovation, and Undeveloped Property

Investment in Properties will require varying degrees of development to be made throughout. Properties that involve development will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Manager and the Series. These factors may include (without limitation):

●	strikes;

●	adverse weather;

●	earthquakes, forest fires, hurricanes, floods, and other “force majeure” events;

●	changes in building plans and specifications;

●	zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

●	material and labor shortages;

●	increases in the costs of labor and materials;

●	changes in construction plans and specifications;

●	rising energy costs;

●	Delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed); and

●	Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Series with respect to the Property.

Properties May Be Subject to Tenant Vacancy Risks

A Series may invest in a Property that has vacancies or that develop short-term vacancies after the time of acquisition as a result of the impact of the business cycle of the smaller tenants that the Series will target. If those vacancies are more significant than expected, the Series will receive less revenue than it projects, which would reduce the expected cash available for distribution to its Members. If the Property has more vacancies than expected, the Series will receive less revenue than projected, reducing the rate of return potentially to less than the market rate of return on the Property. A Series expects to be dependent on tenants for the revenue, and the loss of payments from one or more tenants could reduce the revenues. Concreit plans to use the net proceeds of a Series Offering to acquire and operate real estate primarily consisting of income-generating properties. Even if Concreit is successful in acquiring a Property and leasing the Property to a tenant, if the tenant subsequently terminates or otherwise defaults on the lease, Concreit cannot assure that it will be able to re-lease the property to another tenant on favorable terms, if at all. In addition, Concreit could experience delays in enforcing its rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from a defaulting tenant. Any delay a Series experiences in re- leasing a property or difficulty in re-leasing at acceptable rates may reduce cash available to make distributions to the Series’ Members. Concreit expects that all of its properties will be occupied by one or more tenants. As a result, the success of the properties will depend on the collective financial stability of the tenant base. Some or all of the tenants may be less financially secure and may default under their lease payment obligations. Those future tenants that experience downturns in their operating results due to adverse changes to their businesses or economic conditions, and who are highly leveraged, may have a higher possibility of filing for bankruptcy or insolvency. In bankruptcy or insolvency, a tenant may have the option of vacating a property instead of paying rent. Until such a property is released from bankruptcy, the revenues would be reduced and a Series may be forced to reduce distributions to its Members. Lease payment defaults by tenants could cause a Series to reduce the amount of the distributions to the Members. A simultaneous default by multiple tenants in the same property on their lease payments could force the Series to find an alternative source of revenue to pay any mortgage payments on the property, if any. In the unlikely event of a collective tenant default, Concreit may experience delays in enforcing the rights as landlord and may incur substantial costs in protecting the investment and re-leasing the property. If all the tenant leases were terminated, a Series may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

Tenant Improvement Risks

When a tenant at one of the properties does not renew its lease or otherwise vacates its space in one of the buildings, it is likely that, in order to attract one or more new tenants, a Series may be required to expend funds to construct new tenant improvements in the vacated space. Substantially all of the net offering proceeds will be invested in real estate properties and therefore, while a Series intends to manage its cash position or financing availability to pay for any improvements required for re-leasing, Concreit cannot assure that it will have adequate sources of funding available to the Series for such purposes in the future. Should a Series have insufficient sources of funding for tenant improvements, the Series may be unable to meet the investment objectives, which could reduce the total amount of cash that the Series distributes to its Members.

Environmental Liabilities

Under various federal, state and local environmental laws, ordinances, and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under, or in such Property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Environmental laws also may restrict how the Property may be used or businesses may be operated, and these restrictions may require substantial expenditures and may limit Concreit’s ability to market the Properties and sell such Properties to prospective purchasers that may be affected by such laws. These restrictions may also affect Concreit’s ability to borrow money using the Properties as collateral. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances. Third parties may seek recovery from real property owners or operators for personal injury or property damage, or both, associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury or property damage claims could be substantial and significantly reduce the value of Membership Interests. Additionally, the dual jurisdiction of both the federal and state governments raises the risk of regulatory conflict or second-guessing with respect to remediation of a Property. Inconsistencies between federal, state, and local laws and regulations and their implementation involve the risk of uncertain time frames and unquantifiable costs in pursuing environmental remediation. No assurance can be given as to the timeliness of required administrative reviews, approvals, and other actions by environmental regulators with jurisdiction over any required remediation. Furthermore, it is possible that remediation standards applied by federal and state regulators will be made more stringent or will be modified materially in the future.

Potential Discovery of Archeological Sites

It is possible that an archeological site will exist on a Property without Concreit’s knowledge when such Property is acquired. The presence of an archeological site may require Concreit to preserve the site at its expense and may prevent the development of all or part of such Property. Even if there is ultimately found to be nothing of archeological value on such Property, Concreit may be required to respond to claims that archeological sites are there. Defending against such claims, even if Concreit were ultimately successful, may be expensive and may hamper Concreit’s ability to meet investment objectives.

Potential Discovery of Adverse Soil Conditions

The possibility exists that adverse soil conditions may exist on a Property. If adverse soil conditions were found to exist on a Property, Concreit believes these conditions would likely not be detrimental to developing such Property vis-à-vis neighboring properties, as nearby competing sites would likely also have similar soil conditions. Furthermore, in those regions in which adverse soil conditions exist, developers are accustomed to such conditions. Nonetheless, the possibility exists that adverse soil conditions on a Property could increase the costs of development of such Property, which would adversely affect its value and the value of Member investment.

Potential Discovery of Biologic Sensitivity

It is possible that a Property will become subject to biologically sensitive issues. Furthermore, the biologic condition of a Property could change over time given the ever-changing and migratory attributes of flora and fauna. Additionally, Concreit could be required to take actions to mitigate any current or subsequent biologic sensitivity on a Property, or the impact development of such Property may have on sensitive biological resources. Any such mitigation requirements could have a material adverse effect on the value of a Property and Concreit’s ability to meet investment objectives.

Risk Factors Related to Short Term Rental Properties

Many cities have enacted laws to regulate short-term rentals across the nation. The laws and regulations that govern the short-term rental market are constantly changing. As demand remains high, more and more cities and vacation destinations will continue to take steps to protect residential neighborhoods and guests alike. Common restrictions currently include:

●	Prohibition of short-term rental: Some cities completely prohibit short-term rentals. In California, the City of Santa Barbara defines short-term rentals as “hotels” that can only operate in designated zones and then only if all necessary approvals are obtained. In San Diego, short-term rentals are prohibited in any zone.

●	Limits to the number of rental properties in a location: Large cities and tourist destinations tend to have strict rules, such as placing limits on the number of short-term rentals in any given zone. For example, New Orleans, bans short-term rentals in the French Quarter, except for certain areas. The city even has the cooperation of Airbnb and city enforcement officers to track down violations and complaints.

●	Multiple dwelling laws: New York City has some of the toughest restrictions on short-term lets. To prevent disruption to residents and help prop up its hotel industry, New York’s Multiple Dwelling Law (“MDL”) only permits rentals of less than Thirty (30) days in “Class A” multiple dwellings (buildings with three or more families living independently) if a permanent resident is present. Penalty for the first violation is $1,000; $5,000 for the second violation; and $7,500 for the third and subsequent violations. It is also illegal to advertise a rental that is prohibited by the MDL.

RISKS RELATED TO REAL ESTATE INVESTMENT TRUST

No Operating History of the Series

Each Series will be in its early stages of its development and has a limited operating history. Although Concreit and its Affiliates have experience in real estate, mortgage industry and securities transactions stated herein, the performance of previous business activities may not be indicative of the future performance of business activities related to the Series (as well as Concreit and its Affiliates). Each Series does not yet know what its long-term loan loss experience will be.

Failure in Maintaining its Status as a REIT

In establishing a Series, Concreit will expect to operate the Series so as to maintain its qualification as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize a Series’ REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for a Series to qualify as a REIT. If a Series fails to qualify as a REIT in any tax year, then:

●	a Series would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to its shareholders (including Concreit) in computing taxable income and being subject to federal income tax, and potentially state income tax, on its taxable income at regular corporate rates;

●	unless a Series was entitled to relief under applicable statutory provisions, it would be required to pay taxes, and thus, its cash available for distribution to Concreit and, consequently, the Members would be substantially reduced for each of the years during which a Series did not qualify as a REIT; and

●	a Series may also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified. See “Failure to Qualify” below for further explanation.

Loss of Investment Opportunities as a REIT

In order to qualify a Series as a REIT for federal income tax purposes, a Series would be required to continuously satisfy tests concerning, among other things, its sources of income, the nature and diversification of its investments in commercial real estate and related assets, the amounts it distributes to its shareholders and the ownership of its stock. A Series could also be required to make distributions to its shareholders at disadvantageous times or when it does not have funds readily available for distribution. The REIT provisions of the Code could limit Concreit’s ability to hedge a Series’ financial assets and related borrowings. Thus, compliance with REIT requirements could hinder Concreit’s ability to operate solely with the objective of maximizing profits.

REIT Compliance Risks

In order to qualify a Series as a REIT, Concreit would need to ensure that at the end of each calendar quarter, at least Seventy Five Percent (75%) of the value of a Series’ assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of a Series’ investment in securities could not include more than Ten (10%) of the outstanding voting securities of any one issuer or Ten (10%) of the total value of the outstanding securities of any one issuer. In addition, no more than Five Percent (5%) of the value of a Series’ assets may consist of the securities of any one issuer. If a Series was to fail to comply with these requirements, it would be required to dispose of a portion of its assets within Thirty (30) days after the end of the calendar quarter in order to come back into compliance and avoid losing its REIT status and suffering adverse tax consequences.

Investing in Taxable TRS

To qualify as a REIT, a Series must continually satisfy various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares of beneficial interest. To meet these tests, a Series may be required to forego investments it might otherwise make or may be required to hold certain investments through a taxable REIT subsidiary (“TRS”). Any TRS will be fully subject to U.S. federal corporate income tax (and any applicable state and local tax). Thus, compliance with the REIT requirements may hinder the investment performance of a Series. However, Concreit would not be prohibited from executing such transactions at the company level rather than the Series level. Concreit does not currently anticipate executing any such transactions that would cause a Series to be unable to satisfy the applicable tests regarding its sources of income, the nature and diversification of its assets, or the amounts to be distributed to the Members.

CONFLICTS OF INTEREST

Unless otherwise specified, all references to “Concreit” in this section shall include references to each Series.

The following is a list of some of the important areas in which the interests of the Manager and its Affiliates may conflict with those of Concreit and its Series. The Members must rely on the general fiduciary standards and other duties which may apply to a manager of a limited liability company to prevent unfairness by any of the aforementioned in a transaction with Concreit. (See “Fiduciary Responsibility of the Manager” above).

Management Not Required to Devote Full-Time

The Manager is not required to devote its capacities full-time to a Series’ affairs, but only such time as the affairs of the Series may reasonably require.

Competition with Affiliates

There is no restriction preventing Concreit or any of its Affiliates, principals, or management from competing with Concreit by investing in other investment vehicles or sponsoring the formation of other investment groups like Concreit to invest in similar areas, including real estate investment. Specifically, the Manager or its related parties may form, sponsor the formation of, manage or otherwise operate one or more investment vehicles and/or companies. These investment vehicles may have similar investment objectives, capital or waterfall structure, management, among others. Accordingly, there is an inherent conflict of interest between this Series and other investment vehicles. Although the Manager will make diligent efforts in mitigating conflicts of interest, however, Concreit is nevertheless in competition with other investment vehicles. This situation would compel the Manager to make decisions that may at times favor persons other than Concreit. The Operating Agreement exonerates Concreit and its Affiliates, principals and management from any liability for investment opportunities given to other persons.

Other Companies, Partnerships, or Businesses

The Manager and its managers, principals, directors, officers or affiliates may engage, for their own account or for the account of others, in other business ventures similar to that of Concreit or otherwise, and neither Concreit nor any Member shall be entitled to any interest therein. As such, there exists a conflict of interest on the part of the Manager because there may be a financial incentive for the Manager to make transactions for private investors and other investment vehicles. Further, the Manager may be involved in creating other mortgage or real estate companies that may compete with Concreit.

Concreit will not have independent management and it will rely on the Manager and its managers, principals, directors, officers and/or affiliates for the operation of Concreit. The Manager and these individuals/entities will devote only so much time to the business of Concreit as is reasonably required. The Manager may have conflicts of interest in allocating management time, services and functions between various existing companies, the Manager and any future companies which it may organize as well as other business ventures in which it or its managers, principals, directors, officers and/or affiliates may be or become involved. The Manager believes it has sufficient staff to be fully capable of discharging its responsibilities.

Lack of Independent Legal Representation

Investors and Concreit have not been represented by independent legal counsel to date. The use of the Manager’s counsel in the preparation of this Offering Circular and Series Offering Statements and the organization of Concreit may result in a lack of independent review. Investors are encouraged to consult with their own attorney for legal advice in connection with this Offering and any Series Offerings. Additionally, since legal counsel for the Manager prepared this Offering and all Series Offerings, legal counsel will not represent the interests of the Members at any time.

Conflict with Related Programs

The Manager and its managers, principals, directors, officers and/or Affiliates may cause Concreit to join with other entities organized by the Manager for similar purposes as partners, joint venturers or co-owners under some form of ownership in certain projects, including, the Property. The interests of Concreit and those of such other Series may conflict, and Concreit controlling or influencing all Series may not be able to resolve such conflicts in a manner that serves the best interests of each Series.

Other Services Provided by the Manager or its Affiliates

The Manager or its Affiliates may provide other services to persons dealing with Concreit. The Manager or its Affiliates are not prohibited from providing services to, and otherwise doing business with, the persons that deal with Concreit, any Series, Membership Interests, or the Members.

LEGAL PROCEEDINGS

Concreit has not been involved in any material litigation or arbitration within the past Five (5) years. Neither the Manager nor any of its managers, principals, directors or officers of Concreit or Manager are now, or within the past Five (5) years have been, involved in any material litigation or arbitration.

INCOME TAX CONSIDERATIONS

Unless otherwise specified, all references to the “Fund” in this section shall include references to each Series.

The following discussion generally summarizes the material federal income tax consequences of an investment in Concreit based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations thereunder, current administrative rulings and procedures and applicable judicial decisions. However, it is not intended to be a complete description of all tax consequences to prospective Investors with respect to their investment in Concreit. No assurance can be given that the IRS or any applicable State taxing authority will agree with the interpretation of the current federal income tax laws and regulations summarized below. In addition, Concreit or the Investors may be subject to state and local taxes in jurisdictions in which Concreit may be deemed to be doing business.

ACCORDINGLY, ALL PROSPECTIVE INVESTORS SHOULD INDEPENDENTLY SATISFY THEMSELVES REGARDING THE POTENTIAL FEDERAL AND STATE TAX CONSEQUENCES OF PARTICIPATION IN CONCREIT AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS, ATTORNEYS OR ACCOUNTANTS IN CONNECTION WITH ANY INTEREST IN CONCREIT. EACH PROSPECTIVE INVESTOR/SHAREHOLDER SHOULD SEEK, AND RELY UPON, THE ADVICE OF THEIR OWN TAX ADVISORS IN EVALUATING THE SUITABILITY OF AN INVESTMENT IN CONCREIT IN LIGHT OF THEIR PARTICULAR INVESTMENT AND TAX SITUATION.

Tax Law Subject to Change

Frequent and substantial changes have been made, and will likely continue to be made, to the federal and state income tax laws. The changes made to the tax laws by legislation are pervasive, and in many cases, have yet to be interpreted by the IRS or the courts.

State and Local Taxes

A description or analysis of the State and local tax consequences of an investment in Concreit is beyond the scope of this discussion. Prospective Members are advised to consult their own tax counsel and advisors regarding these consequences and the preparation of any state or local tax returns that an Investor may be required to file. The discussion of tax consequences herein is general in nature, and then only concerns federal tax consequences, to the limited extent discussed in this Offering Circular.

Federal Partnership Treatment

Concreit is likely to be treated as a partnership under the Code. Assuming that Concreit has been properly formed under Delaware law, is operated in accordance with applicable Delaware corporate and business law and the terms of the Operating Agreement, it is Concreit’s opinion (subject to the discussion regarding “Taxable Mortgage Pools” below) that, if the matter were litigated, it is more likely than not that Concreit would prevail as to its classification and would be taxed as a partnership for federal income tax purposes. If the IRS determined that Concreit was an association taxable as a corporation for federal income tax purposes, there would be significant adverse tax consequences to Concreit and possibly to its investors, including (without limitation) Concreit would have to pay tax on its net income and then the investor would have to pay tax on any distributions as dividends as opposed to interest income.

IRS Audits

Informational returns filed by Concreit are subject to audit by the IRS. The IRS devotes considerable attention to the proper application of the tax laws to partnerships. An audit of Concreit’s return may lead to adjustments which adversely affect the federal income tax treatment of Membership Interests and cause Members to be liable for tax deficiencies, interest thereon and penalties for underpayment. An audit of Concreit’s tax return could also lead to an audit of their individual tax return that may not otherwise have occurred, and to the adjustment of items unrelated to Concreit. Prospective investors should make their determination to invest based on the economic considerations of Concreit rather than any anticipated tax benefits. Furthermore, the IRS has taken the position in Temp. Reg. 1.163-9T that any interest on income taxes owed by an individual is personal interest, subject to limitations on deduction, regardless of the nature of the activity that produced the income that was the source of the tax.

If the IRS makes audit adjustments to Concreit’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Concreit. Generally, Concreit may elect to have the Members take such audit adjustment into account in accordance with their interest in Concreit during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances and the manner in which the election is made and implemented has yet to be determined. If Concreit is unable to have the Members take such audit adjustment into account in accordance with their interests in Concreit during the tax year under audit, current Members may bear some or all of the tax liability resulting from such audit adjustment, even if such Members did not own Membership Interests in Concreit during the tax year under audit. If, as a result of any such audit adjustment, Concreit is required to make payments of taxes, penalties and interest, cash available for distribution to Members might be substantially reduced. Concreit may, at any time, during the existence of Concreit or any predecessor of Concreit, directly seek reimbursement of underpaid taxes, penalties, and interest from the Members who held Membership Interests during the year which is under IRS, state, or local audit examination, even if such Member has since redeemed its Membership Interest and is no longer a Member of Concreit. Concreit will designate the Manager (or a principal thereof) to act as the partnership representative who shall have the sole authority to act on behalf of Concreit with respect to dealings with the IRS under these audit procedures. The acts of the Manager in its capacity as partnership representative, including the extension of statutes of limitation, will bind Concreit and all Members. The Members will not have a right to participate in the audit proceedings.

Profit Objective

Deductions will be disallowed if they result from activities not entered into for profit to the extent that such deductions exceed an amount equal to the greater of: (a) the gross income derived from the activity; or (b) deductions (such as interest and taxes) that are allowable in any event.

The applicable Treasury Department regulations indicate a transaction will be considered as entered into for profit where there is an expectation of profit in the future, either of a recurring type or from the disposition of property. In addition, the Code provides, among other things, an activity is presumed to be engaged for profit if the gross income from such activity for Three (3) of the Five (5) taxable years ending with the taxable year in question exceeds the deductions attributable to such activity. It is anticipated that Concreit will satisfy this test.

Property Held Primarily for Sale: Potential Dealer Status

Each Series has been organized to acquire real estate property. However, if a Series were at any time deemed for federal tax purposes to be holding one or more loans, notes, or properties primarily for sale to customers in the ordinary course of business (a “dealer”), any gain or loss realized upon the disposition of such loans, notes or properties would be taxable as ordinary gain or loss rather than as capital gain or loss. The federal income tax rates for ordinary income are currently higher than those for capital gains. In addition, income from sales of loans, notes and properties to customers in the ordinary course of business would also constitute unrelated business taxable income to any Members which are tax-exempt entities. Under existing law, whether or not real property is held primarily for sale to customers in the ordinary course of business must be determined from all the relevant facts and circumstances. Concreit intends to make and hold Properties for investment purposes only, and to dispose of such Properties, by sale or otherwise, at the discretion of the Manager and as consistent with Concreit’s investment objectives. It is possible that, in so doing, Concreit will be treated as a “dealer” in mortgage loans, notes and properties, and that profits realized from such sales will be considered unrelated business taxable income to otherwise tax-exempt Investors in Concreit.

Portfolio Income

A primary source of Series income will be interest, which is ordinarily considered “portfolio income” under the Code. Similarly, Temporary Regulations issued by the Internal Revenue Service in 1988 (Temp. Reg. Section 1.469-2T(f)(4)(ii)) confirmed that net interest income from an equity-financed lending activity such as Concreit will be treated as portfolio income, not as passive income, to Members. Therefore, Members will not be entitled to treat their proportionate share of Series income as passive income, against which passive losses (such as deductions from unrelated real estate investments) may be offset.

Understatement Penalties

Concreit will be subject to substantial understatement penalty in the event that it understates its income tax. The IRS imposes a penalty of Twenty Percent (20%) on any substantial understatement of income tax. Furthermore, the IRS can charge interest on underpayments of income tax exceeding $100,000 for any tax year owing by certain corporations at a rate that is higher than the normal interest rate. The Manager strongly advises prospective investors to consult with their own tax advisor to be sure that they fully evaluate the proposed tax treatment of the Series as described herein.

Unrelated Business Taxable Income

A Series may generate unrelated business taxable income for Members that are qualified plans such as self- directed IRA’s, or tax exempt organizations such as pension/benefit plan investors, colleges, universities, private foundations and charitable remainder trusts. Particularly if Concreit pursues a credit facility or leverage, it is highly likely that Concreit may generate unrelated business taxable income for such Members. Investors should be aware also that the issue of how the unrelated business taxable income of a qualified plan or exempt organization should be taxed is regularly under discussion by one or more committees of Congress. Concreit advises that all Members, particularly Members with qualified plans or exempt organizations, consult with their own tax advisor to be sure they fully evaluate the impact of unrelated business taxable income for Members.

Other Tax and Regulatory Matters

An investment in the Membership Interests involves complex U.S. federal income tax considerations which will differ for each investor. The discussion of certain U.S. federal income tax considerations contained in this Offering Circular is provided for informational purposes only and does not purport to be a complete analysis or discussion of all potential tax considerations that may be relevant to the acquisition of Membership Interests. In particular, this Offering Circular does not contain a discussion of state, local, or non-U.S. tax considerations related to the acquisition of Membership Interests. The discussion of certain U.S. federal tax considerations contained in this Offering Circular neither binds the IRS nor precludes it from adopting a contrary position. U.S. federal income tax treatment of Concreit and Members that is materially different from the treatment discussed in this Offering Circular might occur, including the taxation of Concreit as a corporation (rather than as a partnership), the taxation of Members at ordinary income tax rates (rather than at long-term capital gains rates), or the treatment of income and/or gain from Concreit as unrelated business taxable income. Furthermore, Members may be required to pay annual income taxes in respect of their Membership Interests even though no distributions have been made. Concreit will not be obligated to make distributions to cover any Member’s income tax liability arising from such Member’s ownership of Membership Interests.

Prospective investors are urged to consult their own tax advisors prior to investing in Concreit with respect to their specific U.S. federal, state, local, and non-U.S. tax consequences from the acquisition of Membership Interests in Concreit. Concreit has not requested and will not request any rulings from the IRS concerning the federal income tax matters discussed in this Offering Circular.

By purchasing shares in this Offering, Members are bound by the arbitration provisions contained in the Subscription Agreement and the Operating Agreement which limit a Member’s ability to bring class action lawsuits or seek remedy on a class basis, including with respect to securities law claims

By purchasing shares in this Offering, Members agree to be bound by the arbitration provisions contained in the subscription agreement and the operating agreement (each an “Arbitration Provision” and collectively, the “Arbitration Provisions”). Such Arbitration Provisions apply to claims under the U.S. federal securities laws and to all claims that are related to Concreit, including with respect to this Offering, Concreit’s holdings, its Membership Interests, ongoing operations and the management of Concreit’s investments, among other matters and limit the ability of Members to bring class action lawsuits or similarly seek remedy on a class basis. Furthermore, because the Arbitration Provision is contained in the Operating Agreement, such Arbitration Provision will also apply to any purchasers of shares in a secondary transaction.

By agreeing to be subject to the Arbitration Provisions, Members are severely limiting their rights to seek redress against Concreit in court. For example, a Member may not be able to pursue litigation for any claim in state or federal courts against Concreit, the Manager, or their respective directors, managers, officers, and employees including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede a Member’s ability to bring or sustain claims, and the ability to collect attorneys’ fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, the Arbitration Provisions provide that either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. Concreit has not determined whether it will exercise its right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as Concreit is likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provisions must be conducted in the State of Washington, in the county of King. The term “Claim” as used in the Arbitration Provisions is very broad and includes any past, present, or future claim, dispute, or controversy involving a Member (or persons claiming through or connected with the Member), on the one hand, and Concreit (or persons claiming through or connected with Concreit), on the other hand, relating to or arising out of the Member’s subscription agreement, Concreit and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that Member may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provisions, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provisions is to be given the broadest possible interpretation that will permit it to be enforceable. Based on discussions with and research performed by Concreit’s counsel, Concreit believes that the Arbitration Provisions are enforceable under federal law, the laws of the State of Washington, or under any other applicable laws or regulations. However, the issue of enforceability is not free from doubt and to the extent that one or more of the provisions in the Subscription Agreement or the Operating Agreement with respect to the Arbitration Provisions or otherwise requiring Members to waive certain rights were to be found by a court to be unenforceable, Concreit would abide by such decision. Notwithstanding the foregoing, if this Arbitration Provision applies to federal securities law claims, the Member cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Further, potential Members should consider that Subscription Agreement and the Operating Agreement restricts the ability of the Members to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by Concreit or its Manager. These restrictions on the ability to bring a class action lawsuit are likely to result in increased costs, both in terms of time and money, to individual Members who wish to pursue claims against Concreit.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISIONS, MEMBERS WILL NOT BE DEEMED TO WAIVE CONCREIT’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

TAX CONSIDERATIONS RELATED TO REAL ESTATE INVESTMENT TRUST

Real Estate Investment Trusts

Concreit plans to hold all or substantially all of its assets through the Series. Each Series intends to elect to be taxable as a REIT. As a REIT, a Series generally will not be subject to U.S. federal taxes on income to the extent it currently distributes all of its income to its shareholders and maintains its qualification as a REIT.

Qualification and taxation as a REIT depends on a Series’ ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code. A Series’ ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair market values of assets owned by the Series. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that actual results of operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon a Series’ ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “Real Estate Investment Trusts—Requirements for Qualification—General.” While Concreit intends to operate the Series so that each Series qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future.

If a Series qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on taxable income that is currently distributed to its shareholders, including Concreit. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation.

Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

If a Series qualifies as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

●	It will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

●	If a Series has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a One Hundred Percent (100%) tax. (See “Prohibited Transactions” and “Foreclosure Property” below).

●	If a Series elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” it may thereby avoid a One Hundred Percent (100%) tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently Twenty-One Percent (21%)).

●	If a Series should fail to satisfy the Seventy-Five Percent (75%) gross income test or the Ninety-Five Percent (95%) gross income test, as discussed below, but nonetheless maintain its qualification as a REIT because there is a reasonable cause for the failure and other applicable requirements are met, Concreit may be subject to a One Hundred Percent (100%) tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with its gross income.

●	If a Series should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently Twenty-One Percent (21%)) if that amount exceeds $50,000 per failure.

●	If Concreit should fail to distribute during each calendar year at least the sum of (a) Eighty- Five Percent (85%) of its REIT ordinary income for such year, (b) Ninety-Five Percent (95%) of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, it would be subject to a non-deductible Four Percent (4%) excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) certain retained amounts.

●	A One Hundred Percent (100%) tax may be imposed on transactions between a REIT and a “taxable REIT subsidiary” (as defined in the Code), or TRS, that do not reflect arm’s length terms.

●	If a Series acquires appreciated assets from a C corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in its hands are determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, it may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the Five (5)-year period following their acquisition from the subchapter C corporation.

In addition, each Series may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. Each Series could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust, or association:

(i)	that is managed by one or more trustees or directors;

(ii)	the beneficial ownership of which is evidenced by transferable shares of beneficial interest, or by transferable certificates of beneficial interest;

(iii)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(iv)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(v)	the beneficial ownership of which is held by One Hundred (100) or more persons;

(vi)	in which, during the last half of each taxable year, not more than Fifty Percent (50%) in value of the outstanding shares of beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(vii)	that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and

(viii)	which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least Three Hundred and Thirty-Five (335) days of a taxable year of Twelve (12) months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) need not be met during an entity’s initial tax year as a REIT. The Operating Agreement contains restrictions regarding the ownership and transfer of Membership Interests, which are intended to assist the Series in satisfying the share ownership requirements described in conditions (v) and (vi) above.

An entity generally may not elect to become a REIT unless its taxable year is the calendar year. Each Series has adopted December 31 as its year end, and thereby satisfies this requirement.

Income Tests

To qualify as a REIT, a Series annually must satisfy two gross income requirements. First, at least Seventy- Five Percent (75%) of gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” and certain hedging transactions generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans collateralized by real property, “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as “qualified temporary investment income.” Second, at least Ninety-Five Percent (95%) of gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the Seventy-Five Percent (75%) income test described above), as well as other dividends, interest and gain from the sale or disposition of stock or securities, none of which need have any relation to real property.

Concreit believes that the Series’ investments will generate income that complies with both the Seventy- Five Percent (75%) test and the Ninety-Five Percent (95%) test, and it intends to monitor compliance on an ongoing basis. If a Series fails to satisfy one or both of the Seventy-Five Percent (75%) or Ninety-Five Percent (95%) gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if the failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and a Series files a schedule of the source of its gross income in accordance with Treasury Regulations. It is not possible to state whether a Series would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving a Series, it would not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed based upon the amount by which a Series failed to satisfy the particular gross income test.

Asset Tests

At the close of each quarter of the taxable year, a Series must satisfy seven tests relating to the nature of its assets.

(i)	At least Seventy-Five Percent (75%) of the value of its total assets must be represented by “real estate assets,” cash, cash items and government securities, as such terms are defined in the Code.

(ii)	Not more than Twenty-Five Percent (25%) of the value of its total assets may be represented by securities, other than those in the Seventy-Five Percent (75%) asset class.

(iii)	Except for certain investments in REITs, TRSs and other securities in the Seventy-Five Percent (75%) asset class, the value of any one issuer’s securities owned by a Series may not exceed Five- Percent (5%) of the value of its total assets.

(iv)	Except for certain investments in REITs, TRSs and other securities in the Seventy-Five Percent (75%) asset class, a Series may not own more than Ten Percent (10%) of the total voting power of any one issuer’s outstanding securities.

(v)	Except for certain investments in REITs, TRSs and other securities in the Seventy-Five Percent (75%) asset class, the Subsidiary REIT may not own more than Ten Percent (10%) of the total value of the outstanding securities of any one issuer, other than securities that qualify for certain debt safe harbors.

(vi)	The aggregate value of all securities of TRSs held by a Series may not exceed Twenty Percent (20%) of the value of its gross assets.

(vii)	No more than Twenty-Five Percent (25%) of the value of a Series’ total assets may consist of debt instruments issued by “publicly offered REITs” (as defined in the I Code) to the extent such debt instruments are not secured by real property or interests in real property.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently Twenty-One Percent (21%)), and (d) the REIT either disposes of the assets causing the failure within Six (6) months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time period.

In the case of de minimis violations of the Ten Percent (10%) and Five Percent (5%) asset tests, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of One Percent (1%) of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within Six (6) months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time period.

Concreit believes that the Series’ holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals will be obtained, however, to support Concreit’s or the Series’ conclusions as to the value of total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Series’ asset holdings do not meet one or more of the REIT asset tests.

Annual Distribution Requirements

To qualify as a REIT, a Series is required to distribute dividends, other than capital gain dividends, to its shareholders (including Concreit) in an amount at least equal to:

●	the sum of

o	Ninety Percent (90%) of a Series’ “REIT taxable income,” computed without regard to net capital gains and the deduction for dividends paid, and

o	Ninety Percent (90%) of Concreit’s net income, if any (after tax), from foreclosure property (as described below), minus

●	the sum of specified items of non-cash income.

These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before a Series timely file its tax return for the year and if paid with or before the first regular dividend payment after such declaration. For distributions to be counted for this purpose, and to give rise to a tax deduction by a Series, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of a Series within a particular class, and is in accordance with the preferences among different classes of Series shares as set forth in Concreit’s organizational documents.

To the extent that a Series distributes at least Ninety Percent (90%), but less than One Hundred Percent (100%), of its “REIT taxable income,” as adjusted, a Series will be subject to tax at ordinary corporate tax rates on the retained portion. A Series may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, a Series could elect to have its shareholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by the Series. The shareholders would then increase the adjusted basis of their Series shares by the difference between the designated amounts of capital gains from a Series that they include in their taxable income, and the tax paid on their behalf by a Series with respect to that income.

If a Series should fail to distribute during each calendar year at least the sum of (a) Eighty-Five Percent (85%) of its REIT ordinary income for such year, (b) Ninety-Five Percent (95%) of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, it would be subject to a non-deductible Four Percent (4%) excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) certain retained amounts.

It is possible that a Series, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash and (b) the inclusion of items in income by a Series for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to make distributions in the form of Series shares or taxable in kind distributions of property.

A Series may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to its shareholders (including Concreit) in a later year, which may be included in a Series’ deduction for dividends paid for the earlier year. In this case, a Series may be able to avoid losing its REIT qualification or being taxed on amounts distributed as deficiency dividends. However, a Series will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If a Series failed to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and a Series pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above under “Income Tests” and “Asset Tests.”

If a Series failed to qualify for taxation as a REIT in any taxable year, and the relief provisions described above did not apply, it would be subject to tax on its taxable income at regular corporate rates (currently Twenty-One Percent (21%)). Distributions to shareholders of a Series in any year in which a Series were not a REIT would not be deductible by it, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders of a Series that are individuals, trusts and estates would generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributes may be eligible for the dividends received deduction. Unless a Series was entitled to relief under specific statutory provisions, it would also be disqualified from re- electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, a Series would be entitled to this statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a One Hundred Percent (100%) tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. Concreit intends that a Series will conduct its operations so that no asset owned by it will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any Property sold by a Series will not be treated as property held for sale to customers, or that it can comply with certain safe harbor provisions of the Code that would prevent such treatment.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and collateralized by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently Twenty-One Percent (21%)) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the Seventy-Five Percent (75%) gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the One Hundred Percent (100%) tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. To the extent that a Series receives any income from foreclosure property that is not qualifying income for purposes of the Seventy-Five Percent (75%) gross income test, it intends to make an election to treat the related property as foreclosure property.

Section 199A Deduction

In December 2017, as part of the Tax Act, Section 199A was added to the Code and became effective for tax years beginning after December 31, 2017 and before January 1, 2026. Under Section 199A of the Code, subject to certain limitations, an individual taxpayer and estates and trusts may deduct Twenty Percent (20%) of their aggregate “qualified business income” (“QBI”). In general, QBI is the net amount of income, gain, loss, and deduction (other than any items of capital gain or loss and certain other enumerated investment-type items of income or deduction) that is effectively connected with the conduct of a trade or business within the United States (other than certain service businesses enumerated in Section 199A of the Code) and included or allowed in determining taxable income for the taxable year. QBI also includes the combined qualified REIT dividends, including REIT dividends earned through a pass-through entity. Qualified REIT dividends include any dividend from a REIT received during the tax year that is not (i) a capital gain dividend or (ii) qualified dividend income.

If a taxpayer is permitted to take the full QBI deduction, the maximum effective tax rate on such income will be Twenty-Nine and Six Tenths Percent (29.6%) (as opposed to the maximum Thirty-Seven Percent (37%) tax rate generally applicable to ordinary income). Because Concreit plans to operate a significant part of its business through the Series, the qualified REIT dividends from the Series that are allocated to an Investor should generally be eligible for the Twenty Percent (20%) QBI deduction.

Net Investment Income Tax

In addition to all other taxes, there is tax imposed for each year beginning after December 31, 2012 on the net investment income of every individual, other than nonresident aliens, estates and trusts. For individuals, the tax equals Three and Eight Tenths Percent (3.8%) of the lesser of an individual’s net investment income for such taxable year or the excess, if any, of the modified adjusted gross income for such taxable year over the threshold amount. In the case of an estate or trust, the tax equals Three and Eight Tenths Percent (3.8%) on the lesser of the undistributed net investment income for such taxable year or the excess, if any, of the adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins. Generally, net investment income means the excess, if any, of gross income from interest, dividends, annuities, royalties and rents as well as trade or business income if such trade or business is a “passive activity” to the taxpayer over the deductions which are properly allocable to such gross income or net gain. Modified adjusted income means adjusted gross income increased by certain foreign earned income while threshold amount means $250,000 for taxpayers making a joint return or surviving spouse and $200,000 in any other case. Accordingly, each Investor should consult with his or her own personal tax advisor regarding the possible application of the net investment income tax.

ERISA CONSIDERATIONS

Unless otherwise specified, all references to the “Fund” in this section shall include references to each Series.

The following is a discussion of how certain requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code relating to Employee Benefit Plans and certain Other Benefit Arrangements (each as defined below) may affect an investment in the Membership Interests. It is not, however, a complete or comprehensive discussion of all employee benefits aspects of such an investment. If the Investors are trustees or other fiduciaries of an Employee Benefit Plan or Other Benefit Arrangement, before purchasing Membership Interests, they should consult with their own independent legal counsel to assure that the investment does not violate any of the applicable requirements of ERISA or the Code, including, without limitation, the ERISA fiduciary rules and the prohibited transaction requirements of ERISA and the Code.

ERISA Fiduciary Duties

Under ERISA, persons who serve as trustees or other fiduciaries of an Employee Benefit Plan have certain duties, obligations and responsibilities with respect to the participants and beneficiaries of such plans. Among the ERISA fiduciary duties are the duty to invest the assets of the plan prudently, and the duty to diversify the investment of plan assets so as to minimize the risk of large losses. An “Employee Benefit Plan” is a plan subject to ERISA that is an employee pension benefit plan (such as a defined benefit pension plan or a section 401(k) or 403(b) plan) or any employee welfare benefit plan (such as an employee group health plan).

Prohibited Transaction Requirements

Section 406 of ERISA and Section 4975 of the Code proscribe certain dealings between Employee Benefit Plans or Other Benefit Arrangements, on the one hand, and “parties-in interest” or “disqualified persons” with respect to those plans or arrangements on the other. An “Other Benefit Arrangement” is a benefit arrangement described in Section 4975(e)(1) of the Code (such as a self-directed IRAs, other than an Employee Benefit Plan.

Prohibited transactions include, directly or indirectly, any of the following transactions between an Employee Benefit Plan or Other Benefit Arrangement and a party in interest or disqualified person:

(a) sales or exchanges of property;

(b) lending of money or other extension of credit;

(c) furnishing of goods, services or facilities; and

(d) transfers to, or use by or for the benefit of, a party in interest or disqualified person of any assets of the Employee Benefit Plan or Other Benefit Arrangement.

In addition, prohibited transactions include any transaction where a trustee or other fiduciary of an Employee Benefit Plan or Other Benefit Arrangement:

(a) deals with plan assets for his own account,

(b) acts on the behalf of parties whose interests are adverse to the interest of the plan, or

(c) receives consideration for his own personal account from any party dealing with the plan with respect to plan assets.

The terms “party in interest” under ERISA and “disqualified person” under the Code have similar definitions. The terms include persons who have particular relationships with respect to an Employee Benefit Plan or Other Benefit Arrangement, such as:

(a) fiduciaries;

(b) persons rendering services of any nature to the plan;

(c) employers any of whose employees are participants in the plan, as well as owners of 50% or more of the equity interests of such employers;

(d) spouses, lineal ascendants, lineal descendants, and spouses of such ascendants or descendants of any of the above persons;

(e) employees, officers, directors and 10% or more owners of such fiduciaries, service providers, employers or owners;

(f) entities in which any of the above-described parties hold interests of 50% or more; and

(g) Ten Percent (10%) or more joint venturers or partners of certain of the parties described above.

Certain transactions between Employee Benefit Plans or Other Benefit Arrangements and parties in interest or disqualified persons that would otherwise be prohibited transactions are exempt from the prohibited transaction rules due to the application of certain statutory or regulatory exemptions. In addition, the United States Department of Labor (the “DOL”) has issued class exemptions and individual exemptions for certain types of transactions. Violations of the prohibited transaction rules may require the prohibited transactions to be rescinded and will cause the parties in interest or disqualified persons to be subject to excise taxes under Section 4975 of the Code.

Investments in Concreit

If any Investor is a fiduciary of an Employee Benefit Plan, the investor must act prudently and ensure that the plan’s assets are adequately diversified to satisfy the ERISA fiduciary duty requirements. Whether an investment in Concreit is prudent and whether an Employee Benefit Plan’s investments are adequately diversified must be determined by the plan’s fiduciaries in light of all of the relevant facts and circumstances. A fiduciary should consider, among other factors, the limited marketability of the Membership Interests.

Investors also should be aware that under certain circumstances the DOL may view the underlying assets of Concreit as “plan assets” for purposes of the ERISA fiduciary rules and the ERISA and Internal Revenue Code prohibited transaction rules. DOL regulations indicate that Fund assets will not be considered plan assets if less than Twenty Five Percent (25%) of the value of the Membership Interests is held by Employee Benefit Plans and Other Benefit Arrangements.

Concreit anticipates that if any Investor is an Employee Benefit Plan subject to ERISA, Concreit will limit the investments by all Employee Benefit Plans and Other Benefit Arrangements to ensure that the Twenty Five Percent (25%) limit is not exceeded. Because the Twenty Five Percent (25%) limit is determined after every subscription or redemption, Concreit has the authority to require the redemption of all or some of the Interests held by any Member that is an Employee Benefit Plan or Other Benefit Arrangement if the continued holding of such Interests, in the sole opinion of Concreit, could result in Concreit being subject to the ERISA fiduciary rules.

If there are no Employee Benefit Plan investors in Concreit, Concreit anticipates that investments by Other Benefit Arrangements (such as self-directed IRAs) may exceed the Twenty Five Percent (25%) limit. This situation may cause the underlying assets of Concreit to be considered plan assets for purposes of the Code prohibited transaction rules. In such a case, the Other Benefit Arrangement investors must ensure that their investments do not constitute prohibited transactions under Section 4975 of the Code. Such investors should consult with independent legal counsel on these issues.

Special Limitations

The discussion of the ERISA fiduciary aspects and the ERISA and Code prohibited transaction rules contained in this Offering Circular is not intended as a substitute for careful planning. The applicability of ERISA fiduciary rules and the ERISA or Code prohibited transaction rules to Investors may vary from one Investor to another, depending upon that Investor’s situation. Accordingly, Investors should consult with their own attorneys, accountants and other personal advisors as to the effect of ERISA and the Code on their situation of a purchase and ownership of the Membership Interests and as to potential changes in the applicable law.

SUMMARY OF THE OPERATING AGREEMENT

The following is a summary of the Operating Agreement, and is qualified in its entirety by the terms of the Operating Agreement itself. In the event of any conflict, misunderstanding or ambivalence between, or resulting from, the summary below and the actual terms of the Operating Agreement, the latter shall govern.

Potential investors are urged to carefully read the entire Operating Agreement, which is set forth as Exhibit A to this Offering Circular.

Accounting and Reports

Annual reports concerning the Series’ business affairs, including the Series’ annual income tax return, will be provided to Members electronically through the Concreit Platform and Concreit App. Each Member will receive its respective tax documents as required by applicable law. The Manager may, at its sole and absolute discretion, designate any person or entity to outside provide tax and accounting advice to the Series, at any time and for any reason. As periodic updates become available, Members will receive notifications via the Concreit App that will include instructions on how to retrieve the periodic updates. Digital copies will be provided to Members at any time upon request.

The Manager, or its selected property management firm, presently intends to maintain the Series’ books and records on the accrual basis for bookkeeping and accounting purposes, and also intends to use the accrual basis method of reporting income and losses for federal income tax purposes. The Manager reserves the right to change such methods of accounting if the manager determines it is in the best interest of the Series.

Membership Interests

As set forth in the Operating Agreement, “Membership Interests” represent a Member’s interests in a particular Series. Membership Interests do not represent any fixed or absolute percentage interest representing ownership in the Series, but instead Membership Interests represent a fluctuating percentage interest in the Series. The amount of any Member’s actual percentage interest at any time representing ownership in the Series shall generally be determined at such time by the amount of such Member’s capital account balance divided by the total amount of all Members’ capital account balances outstanding (it being understood that each Member’s Membership Interests (and corresponding percentage interest in the Series) outstanding may fluctuate and change from time to time).

Each Series will establish and maintain a capital account for a Member upon admission to the Series, in which the amount paid by such Member for purchase of Membership Interests will be credited with that amount to the capital account. Thereafter, Member’s capital account may be adjusted on a quarterly basis by the following: (1) the Member’s capital account balance will be increased by (i) the amount of any money the Member contributes to the Series’ capital to purchase additional Membership Interests, and (ii) the Member’s share of the Series’ profits and any separately stated items of income or gain; and (2) the Member’s capital account balance will be decreased by: (i) the amount of any money the Series distributes to the Member; (ii) the Member’s share of the Series losses and any separately stated items of deduction or loss; and (iii) the amount of any withdrawals or redemption made by such Member in accordance with the Redemption Plan.

Allocations of profit, gain and loss in the Series are made, as required by law, in proportion to the Members’ respective capital accounts. Voting rights are based upon the number of Membership Interests each Member owns.

Voting Rights

Members will have very limited voting rights. Members do not elect or vote on the Manager, except as otherwise set forth in the Operating Agreement, and do not have any voting rights on matters affecting the Series’ business, and therefore limited ability to influence decisions regarding the Series business.

Other Governance Matters

The Operating Agreement vests most other decisions relating to the assets and to the business of the Series, including decisions relating to acquisitions and dispositions, the issuance of additional Membership Interests, and other decisions relating to the Series, in the Manager.

Compensation to Manager and Affiliates

Each Series will compensate the Manager and Affiliates as described in “Manager’s Compensation” herein above.

Manager’s Tenure

The Manager may withdraw from the management at any time, upon Thirty (30) days’ written notice to all Members. A successor manager may only be elected by the Members. In any such event, a majority of the Members shall promptly elect a successor as Manager; provided, however, if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

Distributions

A Series will make distributions of income as described in the “Terms of the Offering – Cash Distributions”.

Operating Expenses

A Series shall pay its own general administrative and operating expenses in accordance with the Allocation Policy. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Series (and the Manager’s administrative and/or operating expenses).

Profits and Losses

A Series’ profit or loss for any taxable year, including the taxable year in which the Series is dissolved, will be allocated among the Members in proportion to the capital account balances held during the applicable tax reporting period.

Restrictions on Transfer

The transferability of Membership Interests will be subject to the securities laws under Regulation A, Tier

II. Any transferee must be a person that would have been qualified to purchase a Membership Interests in this Offering. No Membership Interests may be transferred if, in the sole judgment of the Manager, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of Concreit as a limited liability company taxed as a partnership, or cause a termination of Concreit for federal income tax purposes.

A transferee may not become a substitute Member without the consent of the Manager. Such consent may not be unreasonably withheld if the transferor and the transferee comply with all the provisions of the Membership Agreement and applicable law. A transferee who does not become a substitute Member has no right to vote in matters brought to a vote of the Members, or to receive any information regarding Concreit or to inspect Concreit books, but is entitled only to the share of income or return of capital to which the transferor would be entitled.

Rights and Liabilities of Members

The rights, duties and powers of Members are governed by the Operating Agreement and applicable Delaware corporate and business law, and the discussion herein of such rights, duties and powers is qualified in its entirety by reference to them.

Rights, Powers, and Duties of Manager

Subject to the right of the Members to vote on specific matters, the Manager will have complete charge of the business of Concreit and each Series. The Manager is not required to devote itself full-time to Fund and each Series affairs but only such time as is required for the conduct of the business of Concreit and each Series. The Manager has the power and authority to act for and bind each Series. The Manager is granted the special power of attorney of each Member for the purpose of executing any document which the Members have agreed to execute and deliver.

Dissolution and Wind-Up

Concreit will not cease to exist immediately upon the occurrence of a Series’ event of dissolution. Upon dissolution of a Series, the Manager will bring to a close the Series’ affair by liquidating the Series’ assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or otherwise until a suitable sale can be arranged. All funds received shall be applied to satisfy or provide for Series debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis.

Redemption Policy and Other Events of Disassociation

The Manager may, at its sole and absolute discretion, cause a Series to repurchase Membership Interests from Members desiring to resign from the Series or as a part of a plan to reduce the outstanding capital of the Series. There is no guarantee that the Series will have sufficient funds to cause the redemption of any Membership Interests. Therefore, any investment in a Series should be considered illiquid.

A Series may also expel a Member for cause if the Member has materially breached or is unable to perform the Member’s material obligations under the Operating Agreement. A Member’s expulsion from the Series will be effective upon the Member’s receipt of written notice of the expulsion by the Series.

Upon any expulsion, transfer of all of Membership Interests, withdrawal or resignation of any Member, an event of disassociation shall have occurred and (a) the Member’s right to participate in the Series’ governance, receive information concerning the Series’ affairs and inspect the Series’ books and records will terminate and (b) unless such disassociation resulted from the transfer of the Member’s Membership Interests, the Member will be entitled to receive the distributions to which the Member would have been entitled as of the effective date of the dissociation had the dissociation not occurred until the Member has fully redeemed or withdrawn its Membership Interests in accordance with the terms herein. The Member will remain liable for any obligation to the Series that existed prior to the effective date of the dissociation, including, without limitation, any costs or damages resulting from the Member’s breach of the Operating Agreement. Under most circumstances, the Member will have no right to any return of its capital prior to the termination of the Series unless the Manager elects, at its sole and absolute discretion, to return capital to a Member.

The effect of redemption or disassociation on Members who do not sell or return their Membership Interests will be an increase in each Member’s respective percentage interest in the Series and therefore an increase in each Member’s respective proportionate interest in the future earnings, losses and distributions of the Series and an increase in the respective relative voting power of each remaining Member. Notwithstanding anything to the contrary herein, redemption shall be at the sole and absolute discretion of the Manager and the Manager shall not be compelled to redeem or repurchase Membership Interests at any time or for any reason.

The redemption of Membership Interests shall be subject to the Series’ availability of sufficient cash to pay the expenses of the Series, maintain any Capital Expenditure Reserve and pay the redemption or withdrawal amounts to other Members who requested withdrawal or redemption in the order of the request. No redemption may be made that would render the Series unable to pay its obligations as they become due. A Series shall not be required to sell its assets to raise cash to effectuate any redemption.

A redeeming Member shall have the rights of a transferee until such time as the Series has actually redeemed those Membership Interests, that is, the Member shall be entitled to receive distributions, but shall not be entitled to vote. Redeemed Membership Interests revert to authorized but unissued Membership Interests and the former holder retains no interest of any kind in such Membership Interests.

Supplemental Sales Material

In addition to this Offering Circular, a Series shall provide its Series Offering Statement and use certain sales material in connection with the Series Offering. These supplemental sales materials will only be delivered to persons who have received this Offering Circular. Although the information contained in a Series Offering Statement and other supplemental sales materials will not conflict with any of the information contained in this Offering Circular, the supplemental materials do not purport to be complete and should be read in conjunction with this Offering Circular.

LEGAL MATTERS

The Manager has retained Geraci Law Firm of Irvine, California to advise it in connection with the preparation of this Offering, the Operating Agreement, the Subscription Agreement and any other documents related thereto. Geraci Law Firm has not been retained to represent the interests of any Investors or Members in connection with this Offering. Investors that are evaluating or purchasing Membership Interests should retain their own independent legal counsel to review this Offering, the Offering Circular, the Operating Agreement, the Subscription Agreement and any other documents related to this Offering, and to advise them accordingly.

ADDITIONAL INFORMATION AND UNDERTAKINGS

Concreit and Manager undertake to make available to each Investor every opportunity to obtain any additional information from them necessary to verify the accuracy of the information contained in this Offering Circular, to the extent that they possess such information or can acquire it without unreasonable effort or expense. This additional information includes all the organizational documents of Concreit, recent financial statements for Concreit and all other documents or instruments relating to the operation and business of Concreit that are material to this Offering and the transactions described in this Offering Circular.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 7, 2024.

CONCREIT SERIES LLC a Delaware series limited liability company

By:	CONCREIT INC., a Delaware corporation Its Manager

By	/s/ Sean Hsieh
Name: Sean Hsieh
Title: Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sean Hsieh
Sean Hsieh, Chief Executive Officer of Concreit Inc.
Concreit Inc., Manager of Concreit Fund Management LLC, Manager

/s/ Sean Hsieh
Sean Hsieh, Chief Financial Officer of Concreit Series LLC

/s/ Chris Garnett
Chris Garnett, Chief Accounting Officer of Concreit Series LLC

JOBS ACT / REG A / TIER II	CONCREIT SERIES LLC	OFFERING CIRCULAR

INDEX TO EXHIBITS
EXHIBIT 2	CERTIFICATE OF FORMATION
EXHIBIT 2.1	MEMBERSHIP AGREEMENT
EXHIBIT 4	SUBSCRIPTION AGREEMENT
EXHIBIT 6	CULTIVATE CAPITAL-DEALER AGREEMENT
EXHIBIT 11	CONSENT OF ACCOUNTANT
EXHIBIT 12	OPINION OF COUNSEL RE: LEGALITY OF THE SECURITIES BEING QUALIFIED

 CONCREIT SERIES LLC

FINANCIAL STATEMENT

As of June 30, 2024 (unaudited) and

As of December 31, 2023 (audited)

Together with

Independent Auditors’ Report

Concreit Series LLC

As of June 30, 2024, the following unaudited financial statements are for The Belfort series. As more series are added by the Manager, financial statements will be represented by consolidated and consolidating financials.

CONCREIT SERIES LLC

STATEMENTS OF FINANCIAL CONDITION

As of June 30, 2024 (unaudited) and

As of December 31, 2023 (audited)

	06/30/2024	12/31/2023

Assets:
Cash and cash equivalents	$418,162	$—
Accounts receivable	14,911	—
Property and equipment net	363,011	—
Total assets	$796,084	$—
Liabilities and Members’ Equity:
Liabilities:
Due to related parties	$402,100	$—
Accrued liabilities	—	—
Related party advances	—
Total liabilities	$402,1000	$—

Commitments and contingencies (Note 4)

Members’ Equity:
Contributed Capital	$421,700	$—
Draws or Distributions	(13,390)	—
Retained Earnings	(14,326)	—
Total members’ equity	393,984	—
Total liabilities and members’ equity	$796,084	$—

CONCREIT SERIES LLC

STATEMENTS OF INCOME

For the Six Months Ended June 30, 2024 (unaudited)

and For Fiscal Year 2023 (audited)

	06/30/2024	12/31/2023
Revenue:
Rent & interest	$27,881	$—
Other income	1,932	—
Total Revenue	29,813	—
		—
Operating Expense:		—
General and administrative	(30,534)	—
Net income	$(721)	$—

CONCREIT SERIES LLC

STATEMENT OF MEMBERS’ EQUITY

For the Six Months Ended June 30, 2024 (unaudited)

and For Fiscal Year 2023 (audited)

	Membership Interests		Retained Earnings/ Accumulated	Total Members Equity
	Shares	Amount	Deficit	(Deficit)
December 31, 2023	—	—	—	—
Investor Shares issued for cash	42,170	$421,700	$—	$421,700
Distributions to members	—	—	(13,390)	(13,390)
Net income	—	—	(14,326)	(14,326)
June 30, 2024	42,170	$421,700	$(27,716)	$393,984

CONCREIT SERIES LLC

STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2024 (unaudited)

and For Fiscal Year 2023 (audited)

	06/30/2024	12/31/2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(721)	$—
Adjustments to reconcile net income to net cash used in operating activities:	(14,190)	—
Increase in accounts receivable	(14,911)	—
Increase in due from related parties	—	—
Net cash provided by operating activities	(14,911)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and equipment	(363,011)	—
Repayments of Property and equipment	—	—
Net cash used in investing activities	(363,011)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	402,100	—
Retained earnings	(14,326)	—
Draws or Distributions	(13,390)	—
Net cash provided by financing activities	374,384	—

Increase in cash and cash equivalents	418,162	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of period	$418,162	$—

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

ITEM 4. NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION

Concreit Series LLC was formed June 7, 2023 in Delaware as a Delaware Series Limited Liability Company, and together with all its series (collectively, “Concreit”) is located at 1201 3rd Ave., Suite 2200, Seattle, Washington 98101. Concreit is organized as a series limited liability company and intends to conduct a Series Offering of membership interests to acquire, manage, value-add, develop, construct, lease, and/or sell real properties located throughout the United States. Concreit will be managed by Concreit Inc., “the Manager”, a Delaware corporation.

Concreit is organized as a series limited liability company and intends to conduct a series offering of membership interests in each applicable series. Each individual series will acquire a specific property prior to the offering. The series will offer and sell membership interests pursuant to a supplement to the Offering Circular.

Concreit will begin offering units for investment in a specific series upon qualification of the offering by the Securities and Exchange Commission. The maximum offering will be $75,000,000 in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933. Concreit intends to offer the membership interests described herein on a continuous and ongoing basis. Further, the acceptance of investor subscriptions may be briefly paused at times in order to allow Concreit to effectively and accurately process and settle subscriptions that have been received.

The proceeds received in a Series Offering will be applied in the following order of priority of payment:

1.	Property Acquisition Cost - the actual cost of the Series Property that is paid to the Property seller.

2.	Offering Expenses - includes legal, accounting, escrow, underwriting, filing, and compliance costs related to a Series Offering.

3.	Acquisition Expenses - includes all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, appraisal, development, and acquisition of the Series Property. Each Series will be responsible for its acquisition expenses which it will pay out of the proceeds of its Series Offering.

Going Concern / Management’s Plans – We will rely heavily on financing from the Series Manager for working capital and have only recently commenced operations. These factors raise substantial doubt about the Series’ ability to continue as a going concern. During the next 12 months, the Series intends to fund its operations from the rental income of Series Properties, and expand the portfolio of Series Properties through the and issuance of membership interests. If we are unable to raise the sufficient amount of capital, we may be required to reduce the scope of our plans, which could harm our business, financial condition, and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting – Concreit maintains its accounting records under the accrual method of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents – Concreit considers all short-term, highly liquid unrestricted investments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2023, cash and cash equivalents totaled $0.

Fair Value of Financial Instruments – Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 825, Financial Instruments, requires disclosure of fair value information about financial instruments. Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of cash and cash equivalents and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments.

Concentrations of Credit Risk – Financial instruments which potentially subject Concreit to concentrations of credit risk consist primarily of cash deposits and trust deed notes receivables. Concreit has not experienced any losses on its bank deposit accounts, and believes it is not exposed to any significant credit risk on its accounts. Concreit does not have an operating history. The prior performance of the Manager or its affiliated entities do not predict future results for Concreit. Therefore, no assurance can be given that Concreit will achieve its investment objectives.

Management Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, Concreit evaluates its estimates, including those related to the any reserve for losses and contingencies. Concreit bases its estimates on historical experience and on various assumptions, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual results could differ from those estimates.

Risks and Uncertainties – Real estate assets are subject to risks and uncertainties due to real estate market volatility, interest rate volatility, and credit risk. Due to the level of such risks and uncertainties, it is at least reasonably possible that changes in the values of the real estate assets will occur in the near term, and that such changes could materially affect the amounts reported in the balance sheet, statement of income and changes in members’ equity.

Real Estate Held for Investment – Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings, and improvements – ten (10) to 40 years; furniture, fixtures, and equipment – five (5) to ten (10) years, We continually evaluate the recoverability of the carrying value of its real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Revenue Recognition – In general, Concreit recognizes revenue from contracts when specific milestones and performance obligations are met in accordance with ASC 606. Each milestone is allocated a specific transaction price within the contract and is agreed upon with the customer in the contract. These milestones depend on each contract and terms. Revenue earned from contracts can range from rental income charged to tenants to gains earned based on the excess of proceeds over carrying value on the disposition of an asset less its selling expenses.

A Series will recognize minimum rent, including rental abatements, concessions and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the non-cancellable term of the related lease and amounts expected to be received in later years will be recorded as deferred rents. Concreit records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred in accordance with ASC 840, Leases.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) that amended the accounting guidance related to lease accounting. The new standard is effective for all entities. The guidance requires lessees, at lease inception, to record on their balance sheets a lease liability for the obligation to make lease payments and a right-of-use (ROU) asset for the right to use the underlying asset for the lease term. Lessees may elect to not recognize lease liabilities and ROU assets for leases with terms of 12 months or less. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset will be based on the liability, adjusted for lease prepayments, lease incentives, and the lessee’s initial direct costs. For operating leases, lease expenses will generally be recognized on a straight-line basis over the lease term. The amended lessor accounting model is similar to the current model, updated to align with certain changes to the lessee model and the new revenue standard. Concreit had evaluated that ASU 2016-02 had no impact on its financial position, results of operations or cash flows at this time.

Income Taxes – In accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 740, Concreit adopts an asset and liability approach for financial accounting and reporting of income taxes. Annually, deferred income tax assets and liabilities are calculated for temporary differences between the financial and tax bases of assets and liabilities. These differences are anticipated to result in taxable or deductible amounts in the future, dictated by enacted tax laws and rates applicable to the periods in which the differences are expected to manifest in taxable income. Valuation allowances are provided where necessary to adjust deferred tax assets to the amount likely to be realized. Income tax expense comprises the tax payable or refundable for the current period adjusted by the changes in deferred tax assets and liabilities during the period.

Each series within Concreit will be structured as a limited liability company (LLC) for legal purposes and plans to elect to be treated as a C corporation for tax purposes under Subchapter C of the Internal Revenue Code, subsequent to its organization.

Moreover, each series plans to adhere to the qualifications of a Real Estate Investment Trust (REIT), which is categorized under a special type of C corporation and files using tax form 1120-REIT. A REIT is typically exempt from corporate-level income tax as it is allowed to deduct dividends paid to members as an expense. Consequently, if a REIT distributes all its profits and capital gains to its members, it may report no taxable income. Although tax losses of a REIT are not distributed to members, current regulations allow these losses to be carried forward indefinitely to offset up to 80% of taxable income in any future year, thereby potentially reducing the REIT’s taxable income.

In most states, REITs receive a deduction for dividends paid. Given that our series typically distribute dividends exceeding the generated taxable income, no state tax liability arises in these jurisdictions. In states lacking a dividend deduction, state income tax is levied based on the respective state’s tax tables. Members do not incur state tax liability based on the location of properties within the REITs. Furthermore, state rules for tax loss carryforwards vary, with some aligning with federal regulations and others imposing specific limitations on the timeframe and percentage of loss that can be carried forward.

Recent Accounting Pronouncements – Under Section 107 of the JOBS Act, Concreit is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Manager has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Series (i) is no longer an emerging growth Fund or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Concreit believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to Concreit or (iv) are not expected to have a significant impact on the Series.

NOTE 3 – SERIES PROPERTIES

This Financial Statements only includes reporting on the financial condition and results of operations as of June 30, 2024 for the Series listed below.

Series Property Address	Series Property Name
Concreit Series 7260 Scotlyn Way White House TN	The Belfort

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Series is not currently involved with, and does not know of any pending or threatening litigation against the Series.

NOTE 5 – RELATED PARTY TRANSACTIONS

Concreit Inc. is the Manager of Concreit. Mr. Hsieh is the president and CEO of Concreit Series LLC. The following is a summary of significant items of compensation that Concreit Inc. realizes from Concreit:

Asset Management Fee – The Manager shall earn an asset management fee equal to an annualized rate of 1% of the capital contributions to the Series. The Asset Management Fee shall be paid out of the net operating income of the Series. Any leverage that is utilized in the Series to acquire Property or otherwise shall not be included in calculating the Asset Management Fee for the Series.

Property Management Fee and Real Estate Commissions - The Manager and/or affiliates will receive compensation for its management services, which may include property management fees and real estate commissions as further described below. The Manager reserves the right to waive, assign, and/or defer any fees or reimbursements due to the Manger, in its sole discretion.

Series Property Management Fee - The Manager may retain the services of a third-party property manager who shall be entitled to receive a monthly property management fee for managing a Series’ Property (“Property Management Fee”). The Property Management Fee shall generally be equal to an annualized rate of Eight Percent (8%) of the monthly gross rents received from the Series Property and calculated as an expense within each Series. To the extent that the third-party property manager is paid a fee less than the Eight Percent (8%) charged to a Series, the Manager will receive the difference as income. The Property Management Fee will be negotiated with a local property manager on a case-by-case and arms’ length basis. Notwithstanding the foregoing, the Manager or its Affiliate may difference as income. The Property Management Fee will be negotiated with a local property manager on a case-by-case and arms’ length basis. Notwithstanding the foregoing, the Manager or its Affiliate may manage the Properties itself, at the Manager’s discretion. In certain circumstances the nature of the property management needs may be different from one Series Property to another, such as a Series property being operated a short-term rental, and in these cases the property management fee will be set at a rate that is negotiated with a third- party property manager, which generally ranges anywhere from twenty to forty percent (20% - 40%) of the monthly gross rents received.

Construction Management Fee - The Manager may receive a construction management fee for acting as the general contractor and/or construction manager to construct improvements, supervise and coordinate the project, or provide major repairs or rehabilitations on a property. The Construction Management Fee will depend on the Property and shall generally range from 5% to 15% of the construction cost spent on such Property, including, without limitation, materials and labor expenses, professional fees, and other fees, costs, or expenses, less the purchase price of the Property.

Property Disposition Fee - The Manager may retain the services of an affiliate or a third-party real estate broker to sell a property, and such affiliate or third-party real estate broker shall receive fees at rates customarily charged for similar services by companies engaged in the same or substantially similar activities in the relevant geographical area. Each Series will be charged a “Property Disposition Fee” that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. Such Property Disposition Fees are currently anticipated to range between 6% and 7% of the sale price and shall be considered an expense of the Series. The actual amount of real estate commissions cannot be determined at this time, as these commissions are dependent upon the value of each Series Property.

Offering Expenses and Acquisition Expenses - Each Series will generally be responsible for certain fees, costs and expenses incurred in connection with the offer and sale of membership interests associated with the particular Series. Each Series Offering will reimburse the Manager for Offering Expenses actually incurred by the Manager on behalf of a Series, in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion (and excludes ongoing costs). Each Series will be responsible for all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, and acquisition of the Series Property incurred prior to the Series’ Closing, including real estate commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and interest, as applicable. Each Series will reimburse the Manager for Acquisition Expenses actually incurred by the Manager on behalf of a Series in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion. The Acquisition Expenses will be payable from the proceeds of each Series Offering and each Series shall reimburse the Manager for any such Acquisition Expenses advanced by the Manager.

NOTE 6 – MEMBERSHIP INTERESTS

The Manager is authorized to create and issue membership interest as necessary without amendment to the Series operating agreement up to $75,000,000.

Profits and losses shall be allocated to holders of membership interest in a Series in proportion to their respective ownership of issued membership interests.

Cash Distributions – There are two general categories of income derived from a Series:

1.	Periodic Cash Flow – This is income that is generally made on a periodic basis with a certain frequency. An example of Periodic Cash Flow may be rental income from a property, and/or other periodic cash flow generated from a property.

2.	Capital Transaction Proceeds - These are transaction-based income derived from a property. Transaction-based income includes, without limitation, the sale, refinance, and/or disposition of a property. In the event of uncertainty or ambiguity as to whether a source of income is categorized as Periodic Cash Flow or Capital Transaction Proceeds, the Manager shall have the sole and absolute discretion to determine such a category. The manner in which income is distributed from a Series will depend on the source of income.

Redemptions – There is no guarantee that the Series will have sufficient funds to cause the redemption of any membership interests. Therefore, any investment in a Series should be considered illiquid.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, Subsequent Events, Concreit evaluated subsequent events through September 25, 2024. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.